UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DISH Network Corporation
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March 22, 2013

DEAR SHAREHOLDER:

It is a pleasure for me to extend to you an invitation to attend the 2013 Annual Meeting of Shareholders of DISH Network Corporation.  The Annual Meeting will be held on May 2, 2013, at 1:00 p.m., local time, at DISH Network’s headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.

The enclosed Notice of 2013 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review DISH Network’s operations and other items of general interest regarding the corporation.

We hope that all shareholders will be able to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting personally, it is important that you be represented.  To ensure that your vote will be received and counted, please vote online, by mail or telephone, by following the instructions included with the proxy card.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in DISH Network.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN

Chairman of the Board of Directors

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF DISH NETWORK CORPORATION:

The Annual Meeting of Shareholders of DISH Network Corporation will be held on May 2, 2013, at 1:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112, for the following purposes:

1.              To elect nine directors to our Board of Directors;

2.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.              To amend and restate our Employee Stock Purchase Plan; and

4.              To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                  Vote online or by telephone, by following the instructions included with the proxy card; or

•                  Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 7, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting.  This proxy statement and the proxy card were either made available to you online or mailed to you beginning on or about March 22, 2013.

By Order of the Board of Directors

R. STANTON DODGE

Executive Vice President, General Counsel

and Secretary

March 22, 2013

9601 S. Meridian Blvd. • Englewood, Colorado 80112 • Tel: (303) 723-1000 • Fax: (303) 723-1999

PROXY STATEMENT

OF

DISH NETWORK CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of DISH Network Corporation (“DISH Network,” “we,” “us,” “our” or the “Corporation”).  The Annual Meeting will be held on May 2, 2013, at 1:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.

This Proxy Statement is being sent or provided on or about March 22, 2013, to holders of record at the close of business on March 7, 2013 (the “Record Date”) of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).

Your proxy is being solicited by our Board of Directors (the “Board” or “Board of Directors”).  It may be revoked by written notice given to our Secretary at our headquarters at any time before being voted.  You may also revoke your proxy by submitting a proxy with a later date or by voting in person at the Annual Meeting.  To vote online or by telephone, please refer to the instructions included with the proxy card.  To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the proxy card.  Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on May 1, 2013.  Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth on the proxy card.  The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of nine directors, the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and the amendment and restatement of our Employee Stock Purchase Plan.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.  Your presence at the Annual Meeting does not of itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 12:30 p.m., local time, and the Annual Meeting will begin at 1:00 p.m., local time.  Each shareholder may be asked to present a valid government issued photo identification confirming his or her identity as a shareholder of record, such as a driver’s license or passport.  Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

If your shares are held by a broker, bank, or other nominee (often referred to as holding in “street name”) and you desire to attend the Annual Meeting, you will need to bring a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the Record Date.  All shareholders must check in at the registration desk at the Annual Meeting.

Securities Entitled to Vote

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying 2012 Annual Report and the proxy card directly from us.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee, who is considered with respect to those shares the shareholder of record, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

Only shareholders of record at the close of business on the Record Date are entitled to notice of the Annual Meeting.  Such shareholders may vote shares held by them at the close of business on the Record Date at the Annual Meeting.  At the close of business on the Record Date, 214,868,520 Class A Shares and 238,435,208 Class B Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

Vote Required

In accordance with our Amended and Restated Articles of Incorporation (our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director.  No cumulative voting is permitted.  The nine nominees receiving the highest number of votes cast “for” will be elected.

The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the amendment and restatement of our Employee Stock Purchase Plan.  The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the amendment and restatement of our Employee Stock Purchase Plan.

Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.  Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the amendment and restatement of our Employee Stock Purchase Plan.  However, abstentions will not be counted as “against” or “for” the election of directors.  Broker nonvotes will not be considered in determining the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm or the amendment and restatement of our Employee Stock Purchase Plan.

Charles W. Ergen, our Chairman, currently possesses approximately 88.0% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” below.  Mr. Ergen has indicated his intention to vote: (1) for the election of each of the nine director nominees, (2) for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and (3) for the amendment and restatement of our Employee Stock Purchase Plan.  Accordingly, the election of each of the director nominees, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and the amendment and restatement of our Employee Stock Purchase Plan, are assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.”  Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.  This householding procedure reduces our printing costs and postage fees.

We will deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.  Please notify Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061 to receive a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at the address or phone number provided above.

Our Mailing Address

Our mailing address is 9601 S. Meridian Blvd., Englewood, Colorado 80112.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a board of nine directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his or her respective successor shall be duly elected and qualified.  The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director.  This means that the nine nominees who receive the most votes will be elected to the nine open directorships even if they get less than a majority of the votes cast.  Each nominee has consented to his or her nomination and has advised us that he or she intends to serve if elected.  If at the time of the Annual Meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees; or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Company

Joseph P. Clayton	63	2011	Director, President and Chief Executive Officer
James DeFranco	60	1980	Director and Executive Vice President
Cantey M. Ergen	57	2001	Director and Senior Advisor
Charles W. Ergen	60	1980	Chairman
Steven R. Goodbarn (1)	55	2002	Director
Gary S. Howard (1)	62	2005	Director
David K. Moskowitz	54	1998	Director and Senior Advisor
Tom A. Ortolf (1)	62	2005	Director
Carl E. Vogel	55	2005	Director and Senior Advisor

(1)         Member of Audit, Compensation and Nominating Committees.

The following sets forth the business experience of each of the nominees over the last five years:

Joseph P. Clayton.  Mr. Clayton has served on the Board since June 2011, and currently serves as our President and Chief Executive Officer.  Mr. Clayton served as Chairman of Sirius Satellite Radio Inc. (“Sirius”) from November 2004 through July 2008 and served as Chief Executive Officer of Sirius from November 2001 through November 2004.  Prior to joining Sirius, Mr. Clayton served as President of Global Crossing North America, as President and Chief Executive Officer of Frontier Corporation and as Executive Vice President, Marketing and Sales - Americas and Asia, of Thomson S.A.  Mr. Clayton previously served on the Board of Directors of Transcend Services, Inc. from 2001 until April 2012 and on the Board of Directors of EchoStar Corporation (“EchoStar”) from October 2008 until June 2011.  The Board concluded that Mr. Clayton should continue to serve on the Board due to, among other things, his experience in the radio broadcast and telecommunications industries, including his prior service with Sirius and Frontier Corporation.

James DeFranco.  Mr. DeFranco is one of our Executive Vice Presidents and has been one of our vice presidents and a member of the Board since our formation.  During the past five years he has held various executive officer and director positions with DISH Network and our subsidiaries.  Mr. DeFranco co-founded DISH Network with Charles W. Ergen and Cantey M. Ergen in 1980.  The Board concluded that Mr. DeFranco should continue to serve on the Board due to, among other things, his knowledge of DISH Network since its formation, particularly in sales and marketing.

Cantey M. Ergen.  Mrs. Ergen has served on the Board since May 2001, is currently a Senior Advisor to us and has had a variety of operational responsibilities with us since our formation. Mrs. Ergen served as a member of the board of directors of Children’s Hospital Colorado from 2001 to 2012, and is now an honorary lifetime member. Mrs. Ergen also served on the board of trustees of Children’s Hospital Colorado Foundation from 2000 to 2001. Mrs. Ergen co-founded DISH Network with her husband, Charles W. Ergen, and James DeFranco, in 1980.  The Board concluded that Mrs. Ergen should continue to serve on the Board due to, among other things, her knowledge of DISH Network since its formation and her service to us in a multitude of roles over the years.

Charles W. Ergen.  Mr. Ergen serves as our executive Chairman and has been Chairman of the Board of Directors of DISH Network since its formation.  During the past five years, Mr. Ergen has held various executive officer and director positions with DISH Network and our subsidiaries including the position of President and Chief Executive Officer from time to time.  Mr. Ergen co-founded DISH Network with his wife, Cantey M. Ergen, and James DeFranco, in 1980. Mr. Ergen also serves as executive Chairman and Chairman of the Board of Directors of EchoStar and served as Chief Executive Officer of EchoStar from its formation in October 2007 until November 2009.  Mr. Ergen also served as EchoStar’s President from June 2008 until November 2009.  The Board concluded that Mr. Ergen should continue to serve on the Board due to, among other things, his role as our co-founder and controlling shareholder and the expertise, leadership and strategic direction that he has contributed to us since our formation.

Steven R. Goodbarn.  Mr. Goodbarn joined the Board in December 2002 and is a member of our Audit Committee, where he serves as our “audit committee financial expert,” Compensation Committee, and Nominating Committee.  Since July 2002, Mr. Goodbarn has served as director, President and Chief Executive Officer of Secure64 Software Corporation, a company he co-founded. Mr. Goodbarn was Chief Financial Officer of Janus Capital Corporation (“Janus”) from 1992 until late 2000.  During that time, he was a member of the executive committee and served on the board of directors of many Janus corporate and investment entities.  Mr. Goodbarn is a CPA and spent 12 years at Price Waterhouse prior to joining Janus.  The Board has determined that Mr. Goodbarn meets the independence and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations.  Mr. Goodbarn served as a member of the board of directors of EchoStar from its formation in October 2007 until November 2008.  The Board concluded that Mr. Goodbarn should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director since 2002 and his expertise in accounting, auditing, finance and risk management that he brings to the Board, in particular in light of his background as a CPA and his prior experience serving as Chief Financial Officer of Janus.

Gary S. Howard.  Mr. Howard joined the Board in November 2005 and is a member of our Audit Committee, Compensation Committee, and Nominating Committee.  Mr. Howard has served on the board of directors of Interval Leisure Group, Inc., since August 2008.  Mr. Howard served as Executive Vice President and Chief Operating Officer of Liberty Media Corporation from July 1998 to February 2004 as well as serving on Liberty Media Corporation’s board of directors from July 1998 until January 2005. Additionally, Mr. Howard held several executive officer positions with companies affiliated with Liberty Media Corporation. The Board has determined that Mr. Howard meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Mr. Howard should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director since 2005 and his experience in the media and telecommunications industries, including his prior service with Liberty Media Corporation.

David K. Moskowitz.  Mr. Moskowitz is one of our Senior Advisors and was an Executive Vice President as well as our Secretary and General Counsel until 2007. Mr. Moskowitz joined us in March 1990. He was elected to the Board in 1998. Mr. Moskowitz performs certain business functions for us and our subsidiaries from time to time. From October 2007 until May 2012, Mr. Moskowitz served as a member of the board of directors of EchoStar.  The Board concluded that Mr. Moskowitz should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director since 1998 and his business and legal expertise that he brings to the Board, in particular in light of his service as our General Counsel for 17 years.

Tom A. Ortolf.  Mr. Ortolf joined the Board in May 2005 and is a member of our Audit Committee, Compensation Committee, and Nominating Committee. Mr. Ortolf has been the President of CMC, a privately held investment management firm, for nearly twenty years. The Board has determined that Mr. Ortolf meets the independence requirements of NASDAQ and SEC rules and regulations. Since October 2007, Mr. Ortolf has also served as a member of the board of directors of EchoStar.  The Board concluded that Mr. Ortolf should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director since 2005 and his investment and financial experience, in part as an executive with CMC, which brings to the Board insights into finance, business and risk management.

Carl E. Vogel.  Mr. Vogel has served on the Board since May 2005 and is currently a Senior Advisor to us. He served as our President from September 2006 until February 2008 and served as our Vice Chairman from June 2005 until March 2009.  From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar.  From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc. (“Charter”), a publicly-traded company providing cable television and broadband services to approximately six million customers. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media Corporation.  Mr. Vogel was one of our executive officers from 1994 until 1997, including serving as our President from 1995 until 1997. Mr. Vogel is also currently serving on the boards of directors of Shaw Communications, Inc., Sirius, Universal Electronics, Inc. and Ascent Media Corporation.  The Board concluded that Mr. Vogel should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director and officer and his experience in the telecommunications and related industries from his service over the years as a director or officer with a number of different companies in those industries.

Charles W. Ergen, our Chairman, currently possesses approximately 88.0% of the total voting power.  Please see “Equity Security Ownership” below. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 1.  Accordingly, approval of Proposal No. 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein (Item No.  1 on the enclosed proxy card).

CORPORATE GOVERNANCE MATTERS

Board of Directors and Committees and Selection Process

Our Board held eight meetings in 2012 and also took action by unanimous written consent on seven occasions during 2012.  Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he or she was a director, and (ii) the total number of meetings held by all committees of the Board on which he served.  In addition, our non-employee directors held four executive sessions in 2012.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman.  Mr. Ergen currently beneficially owns approximately 52.1% of our total equity securities and possesses approximately 88.0% of the total voting power.  Mr. Ergen’s beneficial ownership excludes 9,886,441 of Class A Shares issuable upon conversion of Class B Shares currently held by certain trusts established by Mr. Ergen for the benefit of his family.  These trusts beneficially own approximately 4.4% of our total equity securities and possess approximately 3.8% of the total voting power.  Please see “Equity Security Ownership” below.  Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.  Nevertheless, the Corporation has created an Executive Compensation Committee (the “Compensation Committee”) and a Nominating Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors.  The charters of our Compensation, Audit, and Nominating Committees are available free of charge on our website at http://www.dish.com.  The function and authority of these committees are described below:

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under an Audit Committee Charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee held nine meetings and took action by unanimous written consent on four occasions during 2012.  The current members of the Audit Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Ortolf serving as Chairman of the Audit Committee and Mr. Goodbarn serving as our “audit committee financial expert”.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Goodbarn qualifies as an “audit committee financial expert” as defined by applicable SEC rules and regulations.

Compensation Committee.  The Compensation Committee operates under a Compensation Committee Charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman. The Compensation Committee held seven meetings and took action by unanimous written consent on four occasions during 2012.  The current members of the Compensation Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Goodbarn serving as Chairman of the Compensation Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

Nominating Committee.  The Nominating Committee operates under a Nominating Committee Charter adopted by the Board.  The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board.  The Nominating Committee held two meetings during 2012 and did not take action by written consent during 2012.  The current members of the Nominating Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Howard serving as Chairman of the Nominating Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

The Nominating Committee will consider candidates suggested by its members, other directors, senior management and shareholders as appropriate.  No search firms or other advisors were retained to identify prospective nominees during the past fiscal year.  The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by security holders or with respect to nominating anyone to our Board other than nonemployee directors.  Director candidates, whether recommended by the Nominating Committee, other directors, senior management or shareholders are currently considered by the Nominating Committee and the Board, as applicable, in light of the entirety of their credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.

Board Criteria.  In considering whether to recommend a prospective nominee for selection by the Board, including candidates recommended by shareholders, the Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  However, DISH Network believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations.  Communications can be directed to the Corporation’s Secretary or any member of the Nominating Committee in accordance with the process described in “Shareholder Communications” below.

Board Leadership Structure.  The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer, with Mr. Charles W. Ergen serving as Chairman and Mr. Joseph P. Clayton serving as President and Chief Executive Officer of DISH Network.  Mr. Clayton is responsible for the day to day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for DISH Network.  We believe this leadership structure is appropriate for the Corporation and in the best interest of shareholders, among other reasons, because separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.  In light of the separation of the role of Chairman of the Board from the role of Chief Executive Officer and Mr. Ergen’s voting control, we believe that the creation of a lead independent director position is not necessary at this time.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation.  These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes.  For example, as part of its charter, our Audit Committee is responsible for, among other things, discussing Corporation policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a Committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant Committee is expected to report on the discussion to the full Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one Committee has responsibility.  The Board or applicable Committee also has authority to engage external advisors as necessary.

Other Information about Our Board of Directors

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee is comprised solely of independent directors.  The Compensation Committee members are Mr. Goodbarn, Mr. Howard and Mr. Ortolf.   None of these individuals was an officer or employee of DISH Network at any time during the 2012 fiscal year.  With the exception of those executive officers and directors who are also executive officers or directors of EchoStar, no executive officer or director of DISH Network served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of DISH Network’s Board of Directors or its Compensation Committee during the 2012 fiscal year.

Annual Meeting Attendance.  Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings.  All of our directors were in attendance at our 2012 annual meeting.  We expect that all of our directors will attend our 2013 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by:  (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated persons acting as one of our executive officers in 2012 (collectively, the “Named Executive Officers”); and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	231,108,004	52.1%
Cantey M. Ergen (4)	230,783,004	52.1%
Putnam Investments, LLC (5)	13,869,600	6.5%
BlackRock, Inc. (6)	13,324,801	6.2%
Dodge & Cox (7)	12,014,917	5.6%
James DeFranco (8)	4,576,027	2.1%
David K. Moskowitz (9)	944,352	*
Bernard L. Han (10)	671,752	*
Thomas A. Cullen (11)	505,841	*
Joseph P. Clayton (12)	371,617	*
Carl E. Vogel (13)	357,244	*
Gary S. Howard (14)	95,100	*
Tom A. Ortolf (15)	75,200	*
Steven R. Goodbarn (16)	20,000	*
Robert E. Olson (17)	10,537	*
All Directors and Executive Officers as a Group (16 persons) (18)	239,583,442	57.4%
Class B Common Stock:
Charles W. Ergen	228,548,767	95.9%
Cantey M. Ergen	228,548,767	95.9%
Trusts (19)	9,886,441	4.1%
All Directors and Executive Officers as a Group (16 persons) (18)	228,548,767	95.9%

*    Less than 1%.

(1)               Except as otherwise noted below, the address of each such person is 9601 S. Meridian Blvd., Englewood, Colorado 80112.  As of the close of business on the Record Date, there were 214,868,520 outstanding Class A Shares and 238,435,208 outstanding Class B Shares.

(2)              Mr. Ergen is deemed to own beneficially all of the Class A Shares owned by his spouse, Cantey M. Ergen. Mr. Ergen’s beneficial ownership includes: (i) 2,171,502 Class A Shares; (ii) 19,370 Class A Shares held in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); (iii) 325,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 235 Class A Shares held by Mrs. Ergen; (v) 1,810 Class A Shares held in the 401(k) Plan by Mrs. Ergen; (vi) 14,320 Class A Shares held as custodian for Mr. Ergen’s children; (vii) 27,000 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer; and (viii) 228,548,767 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares.  Mr. Ergen has sole voting and dispositive power with respect to 198,550,495 Class B Shares. Mr. Ergen’s beneficial ownership of Class A Shares excludes 9,886,441 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)           Because each Class B Share is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of the Corporation representing approximately 88.0% of the voting power of the Corporation (assuming no conversion of the Class B Shares and after giving effect to the exercise of Mr. Ergen’s options that are either currently exercisable or may become exercisable within 60 days of the Record Date).  Mr. Ergen’s beneficial ownership includes: (i) 8,697,522 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Three-Year 2010 DISH GRAT; (ii) 10,205,737 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Four-Year 2010 DISH GRAT; and (iii) 11,095,013 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Five-Year 2010 DISH GRAT.  Mr. Ergen’s beneficial ownership excludes 9,886,441 Class A Shares issuable upon conversion of Class B Shares currently held by certain trusts established by Mr. Ergen for the benefit of his family.  These trusts beneficially own approximately 4.4% of our total equity securities and possess approximately 3.8% of the total voting power.

(4)               Mrs. Ergen beneficially owns all of the Class A Shares owned by her spouse, Mr. Ergen, except for 325,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(5)               The address of Putnam Investments, LLC (“Putnam Investments”) is One Post Office Square, Boston, Massachusetts 02109.  Of the Class A Shares beneficially owned, Putnam Investments has sole voting power as to 270,835 Class A Shares and sole dispositive power as to 13,869,600 Class A Shares.  The foregoing information is based solely upon a Schedule 13G filed by Putnam Investment with the SEC on February 14, 2013.

(6)               The address of BlackRock, Inc. (“BlackRock”) is 40 East 52nd Street, New York, New York 10022.  BlackRock has sole voting and dispositive power as to all of the 13,324,801 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G filed by BlackRock with the SEC on February 6, 2013.

(7)               The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.  Of the Class A Shares beneficially owned, Dodge & Cox has sole voting power as to 11,257,705 Class A Shares and sole dispositive power as to 12,014,917 Class A Shares.  The foregoing information is based solely upon a Schedule 13G filed by Dodge & Cox with the SEC on February 13, 2013.

(8)               Mr. DeFranco’s beneficial ownership includes: (i) 1,129,438 Class A Shares; (ii) 19,370 Class A Shares held in the 401(k) Plan; (iii) 210,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 50,000 Class A Shares held by Mr. DeFranco in an irrevocable trust for the benefit of his children and grandchildren; (v) 12,160 Class A Shares held by Mr. DeFranco as custodian for his children; (vi) 1,250,000 Class A Shares controlled by Mr. DeFranco as general partner of a limited partnership; and (vii) 1,905,059 Class A Shares held by Mr. DeFranco as a general partner of a different limited partnership.

(9)               Mr. Moskowitz’s beneficial ownership includes: (i) 127,779 Class A Shares; (ii) 18,561 Class A Shares held in the 401(k) Plan; (iii) 760,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 1,328 Class A Shares held as custodian for his children; (v) 8,184 Class A Shares held as trustee for Mr. Ergen’s children; and (vi) 28,500 Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of the board of directors.

(10)       Mr. Han’s beneficial ownership includes: (i) 5,911 Class A Shares; (ii) 841 Class A Shares held in the 401(k) Plan; and (iii) 665,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(11)        Mr. Cullen’s beneficial ownership includes: (i) 841 Class A Shares held in the 401(k) Plan; and (ii) 505,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(12)        Mr. Clayton’s beneficial ownership includes: (i) 21,477 Class A Shares; (ii) 140 Class A Shares held in the 401(k) Plan; and (iii) 350,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(13)        Mr. Vogel’s beneficial ownership includes: (i) 10,165 Class A Shares (including 10,000 shares held in an account that is subject to a margin loan); (ii) 1,094 Class A Shares held in the 401(k) Plan; and (iii) 345,985 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(14)        Mr. Howard’s beneficial ownership includes: (i) 74,500 Class A Shares; (ii) 100 Class A Shares owned by his spouse; (iii) 5,500 Class A Shares held by a charitable foundation for which Mr. Howard is an officer and a member of the board of directors; and (iv) 15,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(15)        Mr. Ortolf’s beneficial ownership includes: (i) 15,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (ii) 200 Class A Shares held in the name of one of his children; and (iii) 60,000 Class A Shares held by a partnership of which Mr. Ortolf is a partner and that are held as collateral for a margin account.

(16)        Mr. Goodbarn’s beneficial ownership includes: (i) 5,000 Class A Shares; and (ii) 15,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(17)        Mr. Olson’s beneficial ownership includes: (i) 537 Class A Shares held in the 401(k) Plan; and (ii) 10,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(18)        Includes: (i) 3,552,380 Class A Shares; (ii) 67,205 Class A Shares held in the 401(k) Plan; (iii) 4,046,239 Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 3,215,059 Class A Shares held in a partnership; (v) 228,548,767 Class A Shares issuable upon conversion of Class B Shares; (vi) 92,692 Class A Shares held in the name of, or in trust for, children and other family members; (vii) 61,000 Class A Shares held by charitable foundations; and (viii) 100 Class A Shares held by a spouse.  Class A Shares and Class B Shares beneficially owned by both Mr. and Mrs. Ergen are only included once in calculating the aggregate number of shares owned by directors and executive officers as a group.

(19)        Held by certain trusts established by Mr. Ergen for the benefit of his family.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities.  We believe that during 2012, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exception of the inadvertent late filing of one Form 4 by Mr. Roger Lynch, which related to a single transaction.  In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses our compensation objectives and policies for our Named Executive Officers, or NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of fiscal 2012 compensation for our NEOs.

This Compensation Discussion and Analysis contains information regarding company performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2012 but are not intended to be estimates of future results or other forward-looking guidance.  We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Overall Compensation Program Objectives and Policies

Compensation Philosophy

DISH Network’s executive compensation program is guided by the following key principles:

•                  Attraction, retention and motivation of executive officers over the long-term;

•                  Recognition of individual performance;

•                  Recognition of the achievement of company-wide performance goals; and

•                  Creation of shareholder value by aligning the interests of management and DISH Network’s shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to DISH Network’s NEOs have been designed to ensure that they are competitive with market practice, support DISH Network’s executive recruitment and retention objectives, reward individual and company-wide performance and contribute to DISH Network’s long-term success by aligning the interests of its executive officers and shareholders.

The Compensation Committee, without Mr. Ergen present, determines Mr. Ergen’s compensation. Mr. Ergen recommends to the Board of Directors, but the Board of Directors ultimately approves, the base compensation of DISH Network’s other NEOs.  The Compensation Committee has made and approved grants of options and other equity-based compensation to DISH Network’s NEOs, and established in writing performance goals for any performance-based compensation that together with other compensation to any of DISH Network’s NEOs could exceed $1 million annually. The Compensation Committee has also certified achievement of those performance goals prior to payment of performance-based compensation.

In determining the actual amount of each NEO’s compensation, the Compensation Committee reviews the information described in “Compilation of Certain Proxy Data” below, the Compensation Committee’s subjective performance evaluation of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs other than himself), the individual’s success in achieving individual and company-wide goals, whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the individual, and equity awards that would be normally granted upon a promotion in accordance with DISH Network’s policies for promotions.  The Compensation Committee and the Board of Directors have also considered the extent to which individual extraordinary efforts of each of DISH Network’s NEOs resulted in tangible increases in corporate, division or department success when setting base cash salaries and short term incentive compensation.

Furthermore, the Compensation Committee also makes a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of Mr. Ergen’s contribution to the success of DISH Network, whether the performance goals of any short-term or long-term incentive plans were met, the respective payouts that would become payable to Mr. Ergen upon achievement of those performance goals, the respective options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.

This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to incentive compensation, DISH Network attempts to ensure that each NEO has equity incentives at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Shares. Therefore, DISH Network may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.

Compilation of Certain Proxy Data

In connection with the approval process for DISH Network’s executive officer compensation, the Board of Directors and the Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements (the “Proxy Data”). These surveyed companies included: The DirecTV Group, Inc., Comcast Corporation, Time Warner Cable Inc., Charter Communications, Inc., Liberty Global, Inc., Verizon Communications, Inc., CenturyLink, Inc., and Level 3 Communications, Inc.  The Proxy Data, along with other information obtained by members of the Compensation Committee from media reports, such as newspaper or magazine articles or other generally available sources related to executive compensation, and from corporate director events attended by members of the Compensation Committee, is used solely as a subjective frame of reference, rather than a basis for benchmarking compensation for DISH Network’s NEOs.  The Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting DISH Network’s executive compensation to that of other companies.  Generally, DISH Network’s overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  If DISH Network’s stock performance substantially outperforms similar companies, executive compensation at DISH Network could exceed that at similar companies.  Barring significant increases in the stock price, however, DISH Network’s compensation levels generally lag its peers.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid).  This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules.  The Compensation Committee conducts an ongoing review of DISH Network’s compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with DISH Network’s existing commitments and ongoing competitive needs.  However, nondeductible compensation in excess of this limitation may be paid.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee to either evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Weighting and Selection of Elements of Compensation

As described in “General Compensation Levels” above, neither the Board of Directors nor the Compensation Committee has in the past assigned specific weights to any factors considered in determining compensation, and none of the factors are more dispositive than others.

Elements of Executive Compensation

The primary components of DISH Network’s executive compensation program have included:

•                  base cash salary;

•                  short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

These elements combine to promote the objectives and policies described above.  Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our NEOs.  Short-term incentives reward individual performance and achievement of annual goals important to DISH Network. Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.

DISH Network has not required that a certain percentage of an executive’s compensation be provided in one form versus another.  However, the Compensation Committee’s goal is to award compensation that is reasonable in relation to DISH Network’s compensation program and objectives when all elements of potential compensation are considered.  Each element of DISH Network’s historical executive compensation and the rationale for each element is described below.

Base Cash Salary

DISH Network has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in “Long-Term Equity Incentive Compensation,” DISH Network has weighted overall compensation towards equity components as opposed to base salaries. The Compensation Committee and the Board of Directors have traditionally been free to set base salary at any level deemed appropriate and typically review base salaries once annually.   Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:

•                  the Compensation Committee’s and the Board of Directors’ respective assessment of DISH Network’s overall financial and business performance;

•                  the performance of the NEO’s business unit;

•                  the NEO’s individual contributions to DISH Network; and

•                  the rate of DISH Network’s standard annual merit increase for employees who are performing at a satisfactory level.

Short-Term Incentive Compensation

This compensation program, if implemented for a particular year, generally provides for a bonus that is linked to annual performance as determined by the Compensation Committee at the beginning of each fiscal year when it establishes the short-term incentive plan for that year.  The objective of the short-term incentive plan is to compensate NEOs in significant part based on the achievement of specific annual goals that the Compensation Committee believes will create an incentive to maximize long-term shareholder value.  This compensation program also permits short-term incentive compensation to be awarded in the form of discretionary cash bonuses based on individual performance during the year.

During 2012, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program.  The decision not to implement a short-term incentive program during 2012 was made based upon, among other things, the adoption of the 2008 Long Term Incentive Plan, or 2008 LTIP. The 2008 LTIP is discussed below.

Long-Term Equity Incentive Compensation

DISH Network has traditionally operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value. DISH Network has stated it believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders. Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers. DISH Network has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.

General Equity Incentives

With respect to equity incentive compensation, DISH Network attempts to ensure that each NEO has equity incentives at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Shares. Therefore, DISH Network may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.  In particular, in granting awards for 2012, the Compensation Committee took into account, among other things, the amount necessary to retain our executive officers and that our executive officers had been granted options under the 2008 LTIP.

In granting equity incentive compensation, the Compensation Committee also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual.  Finally, from time to time, the Compensation Committee may award one-time equity awards based on a number of subjective criteria, including the NEO’s position and role in DISH Network’s success and whether the NEO made any exceptional contributions to DISH Network’s success.

To aid in our retention of employees, options granted under DISH Network’s stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of DISH Network’s Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). Other than performance-based awards such as those granted under the 2005 LTIP, 2008 LTIP or those granted to Messrs. Ergen, Clayton, Cullen, and Han, DISH Network’s standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by DISH Network or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

The principal provisions of our equity incentive plans, and certain material equity incentive grants under such plans, are summarized below. This summary and the features of these equity incentive plans and grants are set forth below, do not purport to be complete and are qualified in their entirety by reference to the provisions of the specific equity incentive plan or grant.

Practices Regarding Grant of Equity Incentives

Prior to 2013, DISH Network generally awarded equity incentives as of the last day of each calendar quarter and set exercise prices at not less than the fair market value of Class A Shares on the date of grant or the last trading day prior to the date of grant (if the last day of the calendar quarter is not a trading day).  Beginning April 1, 2013, DISH Network plans to generally award equity incentives as of the first day of each calendar quarter and will set exercise prices at not less than the fair market value of Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day).

2009 Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the 2009 Stock Incentive Plan. The purpose of the 2009 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 2009 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2002 Class B Chairman Stock Option Plan. The purpose of the 2002 Class B Chairman Stock Option Plan is to promote the interests of DISH Network and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman of DISH Network, who our Board of Directors

believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in DISH Network.  Mr. Ergen abstained from our Board of Directors’ vote on this matter.  Awards available to be granted under the 2002 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to DISH Network’s Class B Shares.

Employee Stock Purchase Plan

We have adopted an employee stock purchase plan, which we refer to as our ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A Shares. All full-time employees who are employed by DISH Network for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase our capital stock in an amount that exceeds $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchased under the ESPP.  On February 11, 2013, our Board adopted an amendment and restatement of the ESPP, which is subject to approval by our shareholders at the Annual Meeting. The proposed amendment and restatement of the ESPP would increase the number of Class A Shares that may be purchased under the ESPP from 1,800,000 to 2,800,000.

2005 Long-Term Incentive Plan

During January 2005, DISH Network adopted the 2005 Long-Term Incentive Plan, or 2005 LTIP, within the terms of DISH Network’s 1999 Stock Incentive Plan. The purpose of the 2005 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of DISH Network reaching the milestone of 15 million direct broadcast satellite (“DBS”) subscribers. The employees eligible to participate in the 2005 LTIP include DISH Network’s executive officers, vice presidents, directors and certain other key employees designated by the Compensation Committee. Awards under the 2005 LTIP consist of a one-time grant of: (a) an option to acquire a specified number of shares priced at the market value as of the last day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the last day of the calendar quarter is not a trading day); (b) rights to acquire for no additional consideration a specified smaller number of DISH Network’s Class A Shares; or (c) in some cases, a corresponding combination of a lesser number of option shares and such rights to acquire DISH Network’s Class A Shares. The options and rights vest in 10% increments on each of the first four anniversaries of the date of grant and then at the rate of 20% per year thereafter; provided, however, that none of the options or rights shall be exercisable until DISH Network reaches the milestone of 15 million DBS subscribers. The performance goal under the 2005 LTIP was not achieved in 2012.  Mr. Ergen has 900,000 stock options under the 2005 LTIP that were granted on September 30, 2005.  Mr. Han has 90,000 stock options and 30,000 restricted stock units under the 2005 LTIP that were granted on September 30, 2006.  Mr. Cullen has 60,000 restricted stock units under the 2005 LTIP that were granted on December 31, 2006.  Mr. Clayton and Mr. Olson do not have any awards under the 2005 LTIP.

2008 Long-Term Incentive Plan

During December 2008, DISH Network adopted the 2008 LTIP, within the terms of our 1999 Stock Incentive Plan. After the expiration of the 1999 Stock Incentive Plan on April 16, 2009, awards under the 2008 LTIP to new employee hires or employees who are promoted have been granted pursuant to the 2009 Stock Incentive Plan.  The purpose of the 2008 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of a specified long-term cumulative free cash flow goal while maintaining a specified long-term DBS subscriber threshold. The employees eligible to participate in the 2008 LTIP include DISH Network’s executive officers, vice presidents, directors and certain other key employees designated by the Compensation Committee.  Awards under the 2008 LTIP consist of a one-time grant of: (a) an option to acquire a specified number of shares priced at the market value as of the last day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the last day of the calendar quarter is not a trading day); (b) rights to acquire for no additional consideration a specified smaller number of DISH Network’s Class A Shares; or (c) in some cases, a corresponding combination of a lesser number of option shares and such rights to acquire DISH Network’s Class A Shares.  Under the 2008 LTIP, the cumulative free cash flow goals and the total net DBS subscriber threshold are measured on the last day of each calendar quarter commencing on March 31, 2009 and continuing through and including December 31, 2015.  As of July 1, 2012, we no longer granted awards under the 2008 LTIP.

In the event that a cumulative free cash flow goal is achieved and the total net DBS subscriber threshold is met as of the last day of any such calendar quarter: (i) the applicable cumulative free cash flow goal will be retired; and (ii) the corresponding increment of the option/restricted stock unit will vest and shall become exercisable contemporaneous with filing of the Form 10-Q or Form 10-K for that quarter or year, as applicable, in accordance with the following schedule (for those employees that received equity awards under the 2008 LTIP before April 1, 2009):

Cumulative Free Cash Flow Goals	Total Net DBS Subscriber Threshold	Cumulative Vesting Schedule
$1 billion	13 Million	10%
$2 billion	13 Million	25%
$3 billion	13 Million	45%
$4 billion	13 Million	70%
$5 billion	13 Million	100%

Employees who were granted equity awards after April 1, 2009 under the 2008 LTIP received a reduced number of options to acquire DISH Network’s Class A Shares relative to the amounts that were granted to employees at the same level prior to April 1, 2009; such shares are subject to a vesting schedule that varies based upon the date on which such awards are granted.

Mr. Ergen was granted 900,000 stock options under the 2008 LTIP on December 31, 2008. Messrs. Han and Cullen were each granted 300,000 stock options under the 2008 LTIP on December 31, 2008.  Mr. Olson was granted 240,000 stock options under the 2008 LTIP on June 30, 2009 in connection with the commencement of his employment. Mr. Clayton does not have any awards under the 2008 LTIP.  During 2009, we generated cumulative free cash flow in excess of $1 billion while also maintaining 13 million DBS subscribers which resulted in the vesting of approximately 10% of the 2008 LTIP stock awards.  Accordingly, the $1 billion cumulative free cash flow goal under the 2008 LTIP was retired.  During 2011, we generated cumulative free cash flow in excess of $3 billion while also maintaining 13 million DBS subscribers, which resulted in the cumulative vesting of approximately 45% of the 2008 LTIP stock awards during 2011.  Accordingly, the $2 billion and $3 billion cumulative free cash flow goals under the 2008 LTIP were retired.  During 2012, we generated cumulative free cash flow in excess of $4 billion while also maintaining 13 million DBS subscribers, which resulted in the cumulative vesting of approximately 70% of the 2008 LTIP stock awards during 2012.  Accordingly, the $4 billion cumulative free cash flow goal under the 2008 LTIP was retired.

2010 Equity Incentives to Messrs. Cullen and Han

During 2010, based on Mr. Ergen’s subjective evaluation of Messrs. Cullen’s and Han’s respective contributions to the Corporation’s performance and to align their interests with the long-term interests of DISH Network’s shareholders, Mr. Ergen recommended, and the Compensation Committee agreed, to grant each of Messrs. Cullen and Han 200,000 restricted stock units (RSUs) and an option to purchase 600,000 shares of Class A Shares, with such awards vesting incrementally before June 30, 2020 according to the following vesting schedules.  Although he is not an NEO for the year ended December 31, 2012, R. Stanton Dodge, our Executive Vice President, General Counsel and Secretary, also received the same grant of options and RSUs as Messrs. Cullen and Han.

Fifty percent (50%) of the option and RSU awards granted to Messrs. Cullen, Han and Dodge vest based upon achieving the following specified cumulative free cash flow goals while achieving and maintaining a minimum threshold of 15,250,000 total net subscribers:

Cumulative Free Cash Flow Goals	Number of Options Vesting	Number of RSUs Vesting
$250 million	15,000	5,000
$500 million	15,000	5,000
$750 million	15,000	5,000
$1 billion	15,000	5,000
$1.25 billion	15,000	5,000
$1.5 billion	15,000	5,000
$1.75 billion	15,000	5,000
$2 billion	15,000	5,000
$2.25 billion	15,000	5,000
$2.5 billion	15,000	5,000
$2.75 billion	15,000	5,000
$3 billion	15,000	5,000
$3.25 billion	15,000	5,000
$3.5 billion	15,000	5,000
$3.75 billion	15,000	5,000
$4 billion	15,000	5,000
$4.25 billion	15,000	5,000
$4.5 billion	15,000	5,000
$4.75 billion	15,000	5,000
$5 billion	15,000	5,000

In the event that the total net subscriber threshold is met and a cumulative free cash flow goal is achieved as of the last day of a given calendar quarter: (i) the applicable cumulative free cash flow goal(s) will be retired; and (ii) the corresponding increment(s) of the option or RSU awards will vest and shall become exercisable contemporaneously with the filing of the Corporation’s Form 10-Q or Form 10-K for that quarter or year, as applicable, with the SEC.

The other fifty percent (50%) of the option and RSU awards granted to Messrs. Cullen, Han and Dodge vest based upon achieving the following specified total net subscriber goals while achieving and maintaining the specified cumulative free cash flow goal:

Cumulative Free Cash Flow Goals	Total Net Subscriber Goals	Number of Options Vesting	Number of RSUs Vesting
$250 million	15,250,000	15,000	5,000
$500 million	15,500,000	15,000	5,000
$750 million	15,750,000	15,000	5,000
$1 billion	16,000,000	15,000	5,000
$1.25 billion	16,250,000	15,000	5,000
$1.5 billion	16,500,000	15,000	5,000
$1.75 billion	16,750,000	15,000	5,000
$2 billion	17,000,000	15,000	5,000
$2.25 billion	17,250,000	15,000	5,000
$2.5 billion	17,500,000	15,000	5,000
$2.75 billion	17,750,000	15,000	5,000
$3 billion	18,000,000	15,000	5,000
$3.25 billion	18,250,000	15,000	5,000
$3.5 billion	18,500,000	15,000	5,000
$3.75 billion	18,750,000	15,000	5,000
$4 billion	19,000,000	15,000	5,000
$4.25 billion	19,250,000	15,000	5,000
$4.5 billion	19,500,000	15,000	5,000
$4.75 billion	19,750,000	15,000	5,000
$5 billion	20,000,000	15,000	5,000

In the event that the cumulative free cash flow goal is met (or has already been retired and continues to be met) and a total net subscriber goal is achieved as of the last day of any such calendar quarter: (i) the applicable total net subscriber goal(s) will be retired; and (ii) the corresponding increment of the option or RSU awards will vest and shall become exercisable contemporaneously with the filing of the Corporation’s Form 10-Q or Form 10-K for that quarter or year, as applicable, with the SEC.

For purposes of the total net subscriber goal and total net subscriber threshold under these equity incentive grants, the calculation of “subscribers” is a formula that takes into account, among other things, DBS subscribers, broadband subscribers, and certain subscribers from other lines of business.

2011 Equity Incentives to Mr. Ergen

During 2011, the Compensation Committee determined that Mr. Ergen should receive a grant of options to purchase 1,200,000 of the Corporation’s Class A Shares, with such award vesting incrementally before June 30, 2021 according to the following vesting schedules.

Fifty percent (50%) of the option awards granted to Mr. Ergen vest based upon achieving the following specified cumulative free cash flow goals while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers:

Cumulative Free Cash Flow Goals	Number of Options Vesting
$250 million	30,000
$500 million	30,000
$750 million	30,000
$1 billion	30,000
$1.25 billion	30,000
$1.5 billion	30,000
$1.75 billion	30,000
$2 billion	30,000
$2.25 billion	30,000
$2.5 billion	30,000
$2.75 billion	30,000
$3 billion	30,000
$3.25 billion	30,000
$3.5 billion	30,000
$3.75 billion	30,000
$4 billion	30,000
$4.25 billion	30,000
$4.5 billion	30,000
$4.75 billion	30,000
$5 billion	30,000

In the event that the total net subscriber threshold is met and a cumulative free cash flow goal is achieved as of the last day of a given calendar quarter: (i) the applicable cumulative free cash flow goal(s) will be retired; and (ii) the corresponding increment of the option will vest and shall become exercisable contemporaneously with the filing of the Corporation’s Form 10-Q or Form 10-K for that quarter or year, as applicable, with the SEC.

The other fifty percent (50%) of the option awards granted to Mr. Ergen vest based upon achieving the following specified total net subscriber goals while achieving and maintaining the specified cumulative free cash flow goal:

Cumulative Free Cash Flow Goals	Total Net Subscriber Goals	Number of Options Vesting
$250 million	14,250,000	30,000
$500 million	14,500,000	30,000
$750 million	14,750,000	30,000
$1 billion	15,000,000	30,000
$1.25 billion	15,250,000	30,000
$1.5 billion	15,500,000	30,000
$1.75 billion	15,750,000	30,000
$2 billion	16,000,000	30,000
$2.25 billion	16,250,000	30,000
$2.5 billion	16,500,000	30,000
$2.75 billion	16,750,000	30,000
$3 billion	17,000,000	30,000
$3.25 billion	17,250,000	30,000
$3.5 billion	17,500,000	30,000
$3.75 billion	17,750,000	30,000
$4 billion	18,000,000	30,000
$4.25 billion	18,250,000	30,000
$4.5 billion	18,500,000	30,000
$4.75 billion	18,750,000	30,000
$5 billion	19,000,000	30,000

In the event that the cumulative free cash flow goal is met (or has already been retired and continues to be met) and a total net subscriber goal is achieved as of the last day of any such calendar quarter: (i) the applicable total net subscriber goal(s) will be retired; and (ii) the corresponding increment of the option will vest and shall become exercisable contemporaneously with the filing of the Corporation’s Form 10-Q or Form 10-K for that quarter or year, as applicable, with the SEC.

For purposes of the total net subscriber goal and total net subscriber threshold under this equity incentive grant, the calculation of “subscribers” is a formula that takes into account, among other things, DBS subscribers, broadband subscribers, and certain subscribers from other lines of business.

2011 Equity Incentives to Mr. Clayton

During 2011, the Compensation Committee determined that in connection with the commencement of Mr. Clayton’s employment as President and Chief Executive Officer of DISH Network in June 2011, he should receive a grant of options to purchase 750,000 of the Corporation’s Class A Shares, with such options vesting at the rate of one-third per year commencing December 31, 2011, and a grant of 300,000 restricted stock units (RSUs), with such awards vesting incrementally before December 31, 2013 according to the following vesting schedules.

One hundred thousand (100,000) of the RSU awards granted to Mr. Clayton vest based upon achieving the following specified cumulative free cash flow goals while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers:

Cumulative Free Cash Flow Goals	Number of RSUs Vesting
$250 million	10,000
$500 million	10,000
$750 million	10,000
$1 billion	10,000
$1.25 billion	10,000
$1.5 billion	10,000
$1.75 billion	10,000
$2 billion	10,000
$2.25 billion	10,000
$2.5 billion	10,000

In the event that the total net subscriber threshold is met and a cumulative free cash flow goal is achieved as of the last day of a given calendar quarter: (i) the applicable cumulative free cash flow goal(s) will be retired; and (ii) the corresponding increment(s) of the RSU awards will vest contemporaneously with the filing of the Corporation’s Form 10-Q or Form 10-K for that quarter or year, as applicable, with the SEC.

One hundred thousand (100,000) of the RSU awards granted to Mr. Clayton vest based upon achieving the following specified total net subscriber goals while achieving and maintaining the specified cumulative free cash flow goal:

Cumulative Free Cash Flow Goals	Total Net Subscriber Goals	Number of RSUs Vesting
$250 million	14,250,000	10,000
$500 million	14,500,000	10,000
$750 million	14,750,000	10,000
$1 billion	15,000,000	10,000
$1.25 billion	15,250,000	10,000
$1.5 billion	15,500,000	10,000
$1.75 billion	15,750,000	10,000
$2 billion	16,000,000	10,000
$2.25 billion	16,250,000	10,000
$2.5 billion	16,500,000	10,000

In the event that the cumulative free cash flow goal is met (or has already been retired and continues to be met) and a total net subscriber goal is achieved as of the last day of any such calendar quarter: (i) the applicable total net subscriber goal(s) will be retired; and (ii) the corresponding increment of the RSU awards will vest contemporaneously with the filing of the Corporation’s Form 10-Q or Form 10-K for that quarter or year, as applicable, with the SEC.

For purposes of the total net subscriber goal and total net subscriber threshold under this equity incentive grant, the calculation of “subscribers” is a formula that takes into account, among other things, DBS subscribers, broadband subscribers, and certain subscribers from other lines of business.

Fifty thousand (50,000) of the RSU awards granted to Mr. Clayton vest at the rate of 5,000 RSUs per quarter when, in any such quarter, (i) the quarterly net U.S. DBS subscriber additions of the Corporation are greater than the quarterly net U.S. DBS subscriber additions of DirecTV, as measured by net U.S. DBS subscriber additions based on the announced U.S. DBS subscriber counts in each company’s respective Form 10-Q or 10-K for that quarter or year, as applicable, filed with the SEC; and (ii) the quarterly net U.S. DBS subscriber additions of the Corporation are greater than zero.  Mr. Clayton achieved the above criteria for the first quarter 2012, resulting in the vesting of five thousand (5,000) RSUs during 2012.

The remaining fifty thousand (50,000) of the RSU awards granted to Mr. Clayton vest at the rate of 10,000 RSUs for each of the below criteria met in a given year, contemporaneous with the release of the National Quarterly American Customer Satisfaction Index (the “ACSI”) scores in May 2012 and May 2013.  The criteria are as follow:

1.              The ACSI score of the Corporation is greater than or equal to a specified figure;

2.              The ACSI score of the Corporation is greater than or equal to certain of the Corporation’s competitors; or

3.              The ACSI score of the Corporation is greater than or equal to all companies in the Corporation’s industry

However, in no event shall more than a total of fifty thousand (50,000) RSUs vest under the ACSI criteria above.  In 2012, Mr. Clayton achieved one out of the three criteria set forth above, resulting in the vesting of ten thousand (10,000) RSUs during 2012.

2013 Long-Term Incentive Plan

On November 30, 2012, the Board of Directors and the Compensation Committee approved a long-term, performance-based stock incentive plan, the 2013 Long Term Incentive Plan, or 2013 LTIP, within the terms of DISH Network’s 2009 Stock Incentive Plan. The purpose of the 2013 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of specified long-term cumulative free cash flow goals while maintaining a specified long-term subscriber threshold and total net subscriber goals.  The employees eligible to participate in the 2013 LTIP generally include DISH Network’s executive officers, senior vice presidents, vice presidents and director-level employees. Employees participating in the 2013 LTIP receive a one-time award of: (i) an option to acquire a specified number of shares priced at the market value as of the first day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the first day of the calendar quarter is not a trading day) and (ii) rights to acquire for no additional consideration a specified smaller number of Class A Shares. Initial awards granted under the 2013 LTIP were made as of January 1, 2013.  Under the 2013 LTIP, the cumulative free cash flow goals and the total net subscriber threshold are measured on the last day of each calendar quarter commencing on the first day of the calendar quarter following the quarter in which the final cumulative free cash flow goal of the 2008 LTIP is achieved, and the total net subscriber goals are measured on the last day of each calendar quarter commencing on January 1, 2013.  However, regardless of when achieved, no vesting will occur or payment will be made under the 2013 LTIP for any cumulative free cash flow goals or total net subscriber goals until the end of the first calendar quarter following the quarter in which the final cumulative free cash flow goal under the 2008 LTIP is achieved and in no event prior to March 31, 2014.  For purposes of the total net subscriber goal and total net subscriber threshold under the 2013 LTIP, the calculation of “subscribers” is a formula that takes into account, among other things, DBS subscribers, broadband subscribers, and certain subscribers from other lines of business.

In the event that a cumulative free cash flow goal and/or total net subscriber goal is achieved, and the total net subscriber threshold is met, as of the last day of any such calendar quarter: (i) the applicable cumulative free cash flow goal and/or total net subscriber goal will be retired; and (ii) the corresponding increment of the option/restricted stock unit will vest and shall become exercisable contemporaneous with filing of the Form 10-Q or Form 10-K for that quarter or year, as applicable, in accordance with the following schedules:

Cumulative Free Cash Flow Goals	Total Net Subscriber Threshold	Vesting Schedule
$1 billion	14.5 million	10%
$2 billion	14.5 million	10%
$3 billion	14.5 million	10%
$4 billion	14.5 million	10%
$5 billion	14.5 million	10%

Total Net Subscriber Goals	Vesting Schedule
14.5 million	10%
14.75 million	10%
15 million	10%
15.25 million	10%
15.5 million	10%

Messrs. Ergen, Clayton, Cullen, Han and Olson were each granted an option to purchase 60,000 Class A Shares and 30,000 RSUs under the 2013 LTIP on January 1, 2013.

401(k) Plan

DISH Network has adopted the 401(k) Plan, a defined-contribution tax-qualified 401(k) plan, for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. DISH Network’s executives have participated in the 401(k) Plan on the same terms as DISH Network’s other employees. Under the 401(k) Plan, employees generally become eligible for participation in the 401(k) Plan upon completing ninety days of service with DISH Network and reaching age 19.  401(k) Plan participants are able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Code. DISH Network may also make a 50% matching employer contribution up to a maximum of $1,500 ($2,500 effective for 2013) per participant per calendar year. In addition, DISH Network may also make an annual discretionary profit sharing contribution to the 401(k) Plan with the approval of its Compensation Committee and Board of Directors.  401(k) Plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions.  DISH Network’s employer contributions to 401(k) Plan participants’ accounts vest 20% per year commencing one year from the employee’s date of employment.

Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation

DISH Network has traditionally offered numerous plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have generally included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on DISH Network’s services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. DISH Network has also permitted certain NEOs and their family members and guests to use its corporate aircraft for personal use. DISH Network has also paid for annual tax preparation costs for certain NEOs.

DISH Network has not traditionally had any plans in place to provide severance benefits to employees. However, certain non-performance based stock options and restricted stock units have been granted to its executive officers subject to accelerated vesting upon a change in control.

Shareholder Advisory Vote on Executive Compensation

DISH Network provided its shareholders with the opportunity to cast an advisory vote on executive compensation at the annual meeting of shareholders held in May 2011.  Over 99% of the voting power represented at the meeting and entitled to vote on that matter voted in favor of the executive compensation proposal.  The Compensation Committee reviewed these voting results.  Since the voting results affirmed shareholders’ support of DISH Network’s approach to executive compensation, DISH Network did not change its approach in 2012 as a direct result of the vote.  As set forth at the annual meeting of shareholders held in May 2011, DISH Network intends to continue to seek a shareholder advisory vote on executive compensation once every three years.

2012 Executive Compensation

DISH Network has historically made decisions with respect to executive compensation for a particular compensation year in December of the preceding compensation year or the first quarter of the applicable compensation year.  With respect to the executive compensation of each NEO for 2012, the Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the annual base salary and bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO in DISH Network’s stock incentive plans. The Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) also reviewed the Proxy Data prepared for 2012 and other information described in “Compilation of Certain Proxy Data” above. As described in “General Compensation Levels” above, DISH Network aims to provide annual base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives.  In addition, the Compensation Committee has discretion to award performance based compensation that is based on performance goals different from those that were previously set or that is higher or lower than the anticipated compensation that would be awarded under DISH Network’s incentive plans if particular performance goals were met.  The Compensation Committee did not exercise this discretion in 2012.

Compensation of our Chairman and our President and Chief Executive Officer

2012 Base Salary of Chairman.  Mr. Ergen’s annual base salary for 2012 was determined based on a review by the Compensation Committee of the expected annual base salaries in 2012 of each of DISH Network’s other NEOs. Mr. Ergen’s annual base salary was increased to $900,000, effective July 1, 2011.  The Compensation Committee determined that Mr. Ergen’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to annual base salaries and that therefore an increase over Mr. Ergen’s 2011 annual base salary was not necessary.

2012 Base Salary of President and Chief Executive Officer.  In determining Mr. Clayton’s 2012 annual base salary, Mr. Ergen subjectively determined that Mr. Clayton’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to annual base salaries and that therefore an increase over Mr. Clayton’s 2011 annual base salary was not necessary.

2012 Cash Bonus.  No bonus was paid to Mr. Ergen or to Mr. Clayton in 2012.

2012 Equity Incentives.  With respect to equity incentives, DISH Network attempts to ensure that the Chairman and the President and Chief Executive Officer have equity awards at any given time that are significant in relation to their annual cash compensation to ensure that they have appropriate incentives tied to the performance of DISH Network’s Class A Shares.  In light of their current equity incentives, Mr. Ergen and Mr. Clayton did not receive any equity incentives during 2012. As discussed above, Mr. Ergen and Mr. Clayton each received awards under the 2013 LTIP on January 1, 2013.

Compensation of Other Named Executive Officers

2012 Base Salary

Base salaries for each of the other NEOs are determined annually by the Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as co-founder and controlling shareholder of DISH Network. Mr. Ergen made recommendations to the Board of Directors with respect to the 2012 annual base salary of each of the other NEOs after considering: (a) the NEO’s annual base salary in 2011, (b) the range of the percentage increases in annual base salary for NEOs of the companies contained in the Proxy Data, (c) whether the NEO’s annual base salary was appropriate in light of DISH Network’s goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2012 in relation to a particular NEO in 2012, (e) whether the NEO was promoted or newly hired in 2012, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2011 warranted an increase in the NEO’s annual base salary in 2012.  Placing primary weight on: (i) the NEO’s annual base salary in 2011 and (ii) whether, in Mr. Ergen’s subjective view, an increase in 2012 annual base salary was warranted based on performance and/or necessary to retain the NEO, Mr. Ergen recommended the annual base salary amounts indicated in “Executive Compensation and Other Information - Summary Compensation Table” below. The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below.  The Board of Directors accepted each of Mr. Ergen’s recommendations on annual base salaries for each of the other NEOs.

Mr. Cullen.  In determining Mr. Cullen’s 2012 annual base salary, Mr. Ergen subjectively determined that Mr. Cullen’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to annual base salaries and that therefore an increase over Mr. Cullen’s 2011 annual base salary was not necessary.

Mr. Han.  In determining Mr. Han’s 2012 annual base salary, Mr. Ergen subjectively determined that Mr. Han’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to annual base salaries and that therefore an increase over Mr. Han’s 2011 annual base salary was not necessary.

Mr. Olson.  In determining Mr. Olson’s 2012 annual base salary, Mr. Ergen subjectively determined that Mr. Olson’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to annual base salaries and that therefore an increase over Mr. Olson’s 2011 annual base salary was not necessary.

2012 Cash Bonus.

Consistent with prior years, Mr. Ergen generally recommended that other NEOs receive cash bonuses only to the extent that such amounts would be payable pursuant to the existing short-term incentive plan, if any.  As discussed above, in light of prior grants of options, among other things, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program for 2012.  No bonus was paid to Messrs. Cullen, Han and Olson during 2012.

2012 Equity Incentives

With respect to equity incentives, DISH Network primarily evaluates the position of each NEO to ensure that each individual has equity incentives at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of DISH Network’s Class A Shares. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation.  As discussed above, in granting awards to the other NEOs for 2012, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, what was necessary to retain our executive officers.  In particular, in granting awards for 2012, the Compensation Committee took into account, among other things, the amount necessary to retain our executive officers.  In light of their current equity incentives, Messrs. Cullen, Han and Olson did not receive any equity incentives during 2012. As discussed above, Messrs. Cullen, Han and Olson each received awards under the 2013 LTIP on January 1, 2013.

During 2012, we generated cumulative free cash flow in excess of $4 billion while also maintaining 13 million DBS subscribers, which resulted in the cumulative vesting of approximately 70% of the 2008 LTIP stock awards during 2012, and accordingly: (i) 225,000 Class A Shares of the stock option granted to Mr. Ergen under the 2008 LTIP vested and became exercisable; (ii) 75,000 Class A Shares of the stock option granted to Mr. Cullen under the 2008 LTIP vested and became exercisable; (iii) 75,000 Class A Shares of the stock option granted to Mr. Han under the 2008 LTIP vested and became exercisable; and (iv) 60,000 Class A Shares of the stock option granted to Mr. Olson under the 2008 LTIP vested and became exercisable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is appointed by the Board of Directors of DISH Network Corporation to discharge certain of the Board’s responsibilities relating to compensation of DISH Network’s executive officers.

The Compensation Committee, to the extent the Board deems necessary or appropriate, will:

•                  Make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors;

•                  Approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances;

•                  Establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard Stock Incentive Plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and

•                  Set the compensation of the Chairman.

Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to DISH Network’s management that the Compensation Discussion and Analysis be included in the Corporation’s Proxy Statement.

Respectfully submitted,

The DISH Network Executive Compensation Committee

Steven R. Goodbarn (Chairman)

Gary S. Howard

Tom A. Ortolf

The report of the Compensation Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Program Risk Assessment

Annually, management reviews the components of our compensation for each employee other than our executive officers.  Base salaries for each of our executive officers (other than Mr. Ergen) are determined annually by our Board of Directors primarily based on Mr. Ergen’s recommendations.  The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as co-founder and controlling shareholder of DISH Network.  The Board of Directors ultimately approved base cash salaries for 2012 for each of these executive officers other than Mr. Ergen.

Our Compensation Committee, without Mr. Ergen present, sets Mr. Ergen’s base cash salary.  Our Compensation Committee makes and approves grants of options and other equity-based compensation to all of our executive officers.

The primary components of our executive compensation have historically included:

•                  base cash salary;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

DISH Network’s executive compensation program may also include short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses.  We design corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals.  This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of DISH Network and our shareholders as a whole.  However, during 2012, we elected not to implement a short-term incentive program.

Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our executive officers.  DISH Network has included salary as a component of its executive compensation package because we believe it is appropriate that some portion of the compensation paid to executives be provided in a form that is fixed and liquid occurring over regular intervals.  Generally, however, DISH Network has weighted overall compensation towards incentives, particularly equity components, as opposed to base salaries.

With respect to other compensation, including perquisites and personal benefits and post-termination compensation, DISH Network has traditionally offered benefits to its executive officers on substantially the same terms as offered to other employees.  These benefits generally have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on DISH Network’s products and services.  DISH Network has not traditionally provided severance benefits to employees.  However, certain non-performance based stock options and restricted stock units have been granted to its executive officers subject to acceleration of vesting upon a change in control of DISH Network for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally, DISH Network’s overall executive compensation trails that of its competitors in the areas of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  With respect to equity incentive compensation, DISH Network attempts to ensure that each executive officer retains equity awards that at any given time are significant in relation to such individual’s annual cash compensation to ensure that each of its executive officers has appropriate incentives tied to the value realized by our shareholders.

DISH Network generally grants stock options and/or restricted stock units only to a limited number of employees at certain levels; the awards generally vest annually at the rate of 20% per year.  We believe that the multi-year vesting of our equity awards properly account for the time horizon of risk.  DISH Network has operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value prudently if they have a stake in that future success and value over a long period.  DISH Network believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders.  Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers.  These awards, coupled with the relatively longer time frame during which these awards vest, mitigate the effect of short-term variations in our operating and financial performance, and we believe focus management goals appropriately on longer-term value creation for shareholders rather than rewarding short-term gains.  In light of our approach towards compensation as set forth above, we believe that our process assists us in our efforts to mitigate excessive risk-taking.

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2012 for the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2) ($)	Total ($)
Charles W. Ergen (3)	2012	$900,000	$—	$—	$—	$—	$—	$400,186	$1,300,186
Chairman	2011	$750,000	$—	$—	$—	$—	$—	$208,441	$958,441
	2010	$600,000	$—	$—	$—	$—	$—	$197,909	$797,909

Joseph P. Clayton (4)	2012	$900,000	$—	$—	$—	$—	$—	$7,000	$907,000
President and Chief Executive Officer	2011	$467,307	$—	$306,700	$9,071,625	$—	$—	$—	$9,845,632

Bernard L. Han	2012	$475,000	$—	$—	$—	$—	$—	$5,500	$480,500
Executive Vice President	2011	$470,192	$50,000	$—	$981,070	$—	$—	$5,500	$1,506,762
and Chief Operating Officer	2010	$450,000	$—	$—	$—	$—	$—	$5,500	$455,500

Thomas A. Cullen	2012	$450,000	$—	$—	$—	$—	$—	$6,617	$456,617
Executive Vice President,	2011	$450,000	$100,000	$—	$981,070	$—	$—	$5,500	$1,536,570
Corporate Development	2010	$450,000	$—	$—	$—	$—	$—	$5,500	$455,500

Robert E. Olson	2012	$350,001	$—	$—	$—	$—	$—	$5,500	$355,501
Executive Vice President	2011	$346,154	$—	$—	$—	$—	$—	$5,500	$351,654
and Chief Financial Officer	2010	$306,923	$—	$—	$171,790	$—	$—	$5,500	$484,213

(1)                        The amounts reported in the “Option Awards” column reflect grant date fair values.  These amounts include both performance and non-performance based awards.  The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assuming achievement of all performance conditions underlying the performance awards included in this column, the total grant date fair values would be as follows:

	Aggregate Grant Date Fair Value
	2012 Performance Awards	2011 Performance Awards	2010 Performance Awards

Joseph P. Clayton	$—	$9,201,000.00	$—

Charles W. Ergen	$1,518,124.00	$17,724,240.00	$1,084,427.00

Thomas A. Cullen	$896,344.00	$—	$8,513,556.00

Bernard L. Han	$896,344.00	$—	$8,513,556.00

Robert E. Olson	$197,204.00	$—	$217,257.00

Assumptions used in the calculation of grant date fair values are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2012, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 23, 2012.  Amounts for 2010 include the incremental fair value for performance awards as a result of the adjustment of the price of certain stock options related to the Corporation’s

2009 cash dividend.  Amounts for 2012 include the incremental fair value for performance awards as a result of the adjustment of the price of certain stock options related to the Corporation’s 2011 cash dividend.

(2)            “All Other Compensation” for all of the NEOs includes amounts contributed pursuant to our 401(k) matching program and our profit sharing program.

(3)            Mr. Ergen’s annual base salary was increased to $900,000, effective July 1, 2011.  Mr. Ergen’s “All Other Compensation” also includes a tax preparation payment.  In addition, Mr. Ergen’s, “All Other Compensation” includes $360,146 for Mr. Ergen’s personal use (and on certain occasions for the personal use by members of his family and other guests) of corporate aircraft during the year ended December 31, 2012.  Of the $360,146 attributed to personal use of corporate aircraft, $109,492 was attributed to tax gross-up payments that related to personal use of corporate aircraft by Mr. Ergen and his family members and guests.  We calculated the value of Mr. Ergen’s personal use of corporate aircraft based upon the incremental cost of such usage to DISH Network.  Certain incremental costs related to personal use of corporate aircraft by Mr. Ergen and his family members and guests occurring near the end of the prior fiscal year were included in Mr. Ergen’s “All Other Compensation” for the year ended December 31, 2012.  Since both the Corporation and EchoStar use the corporate aircraft and Mr. Ergen is an employee of both the Corporation and EchoStar, certain incremental costs related to personal use of corporate aircraft by Mr. Ergen and his family members and guests are allocated between the Corporation and EchoStar.

(4)            Mr. Clayton replaced Mr. Ergen as President and Chief Executive Officer of the Corporation on June 20, 2011.

Grant of Plan-Based Awards

The following table provides information on equity awards in 2012 for the Named Executive Officers.

									All Other Stock Awards:	All Other Option Awards:	Exercise
		Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Shares of Stock or	Number of Securities Underlying	or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (1) (#)	Options (#)	Awards ($/sh)	Option Awards
Charles W. Ergen	4/2/2012	1/13/2012	$—	$—	$—	—	—	—	140	—	$—	$—

Joseph P. Clayton	4/2/2012	1/13/2012	$—	$—	$—	—	—	—	140	—	$—	$—

Bernard L. Han	4/2/2012	1/13/2012	$—	$—	$—	—	—	—	140	—	$—	$—

Thomas A. Cullen	4/2/2012	1/13/2012	$—	$—	$—	—	—	—	140	—	$—	$—

Robert E. Olson	4/2/2012	1/13/2012	$—	$—	$—	—	—	—	140	—	$—	$—

(1)                         The amounts reported in the “All Other Stock Awards” column represent Class A Shares awarded to the eligible NEOs during 2012 pursuant to our profit sharing program.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Charles W. Ergen	100,000	—	—	$28.06	12/31/2014	(2)	—	$—	—		$—
	—	—	900,000	$20.58	9/30/2015	(3)	—	$—	—		$—
	—	—	180,000	$24.96	9/30/2015	(2)	—	$—	—		$—
	225,000	—	270,000	$7.09	3/31/2017	(3)	—	$—	—		$—
		100,000	—	$24.73	3/31/2018	(3)	—	$—	—		$—
	—	—	1,200,000	$28.67	9/30/2021	(3)	—	$—	—		$—

Joseph P. Clayton	350,000	250,000	—	$28.67	6/30/2021	(3)	—	$—	255,000	(4)	$9,282,000

Bernard L. Han	175,000	—	90,000	$23.22	9/30/2016	(3)	—	$—	30,000	(5)	$1,092,000
	70,000	—	18,000	$27.63	9/30/2016	(2)	—	$—	6,000	(2)	$205,320
	210,000	—	90,000	$7.09	3/31/2017	(3)	—	$—	—		$—
	180,000	120,000	—	$7.11	3/31/2019	(3)	—	$—	—		$—
	—	—	600,000	$16.15	6/30/2020	(3)	—	$—	200,000	(6)	$7,280,000
	20,000	80,000	—	$22.36	3/31/2021	(3)	—	$—	—		$—

Thomas A. Cullen	200,000	—	—	$27.62	12/31/2016	(3)	—	$—	60,000	(7)	$2,184,000
	32,001	—	—	$32.10	12/31/2016	(2)	—	$—	12,000	(2)	$410,640
	100,000	—	90,000	$7.09	3/31/2017	(3)	—	$—	—		$—
	165,000	60,000	—	$7.09	12/31/2018	(3)	—	$—	—		$—
	—	—	600,000	$16.15	6/30/2020	(3)	—	$—	200,000	(6)	$7,280,000
	20,000	80,000	—	$22.36	3/31/2021	(3)	—	$—	—		$—

Robert E. Olson	—	—	96,000	$12.21	3/31/2017	(3)	—	$—	—		$—
	—	40,000	—	$12.21	6/30/2019	(3)	—	$—	—		$—
	10,000	15,000	—	$16.15	6/30/2020	(3)	—	$—	—		$—

(1)                        Amount represents the number of unvested, performance-based restricted stock units multiplied by $36.40 or $34.22, the closing market prices of DISH Network’s and EchoStar’s Class A Shares, respectively, on December 31, 2012.

(2)                        Amounts represent outstanding awards received by our NEOs from EchoStar as a result of the Spin-off (as defined below).

(3)                        On November 1, 2011, we declared a dividend of $2.00 per share on our outstanding Class A Shares and Class B Shares. The dividend was paid in cash on December 1, 2011 to shareholders of record on November 17, 2011.  In light of such dividend, our Compensation Committee, which administers our stock incentive plans, determined to adjust the exercise price of certain stock options issued under the plans by decreasing the exercise price by $2.00 per share; provided that the exercise price of eligible stock options will not be reduced below $1.00.  As a result of this adjustment, the exercise price of these stock options were decreased by $2.00 per share during January 2012.

(4)                        Restricted stock awarded on June 30, 2011 under DISH Network’s Stock Incentive Plans.

(5)                        Restricted stock awarded on September 30, 2006 under DISH Network’s Stock Incentive Plans.

(6)        Restricted stock awarded on June 30, 2010 under DISH Network’s Stock Incentive Plans.

(7)        Restricted stock awarded on December 31, 2006 under DISH Network’s Stock Incentive Plans.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles W. Ergen	1,380,000	$10,801,800	—	$—

Joseph P. Clayton	150,000	$1,203,840	15,000	$453,150

Bernard L. Han	175,000	$2,411,500	—	$—

Thomas A. Cullen	110,000	$2,935,242	—	$—

Robert E. Olson	134,000	$2,414,337	—	$—

(1)                    The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the Class A Shares on the date of exercise by the number of shares with respect to which the option was exercised.

Potential Payments Upon Termination Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, our standard form of non-performance based option agreement given to executive officers includes acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) DISH Network or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of DISH Network are not continuing directors.

Assuming a change in control were to have taken place as of December 31, 2012, and the executives are terminated by DISH Network or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Name	Maximum Value of Accelerated Vesting of Options
Charles W. Ergen	$1,167,000

Joseph P. Clayton	$1,932,500

Bernard L. Han	$4,638,000

Thomas A. Cullen	$2,881,800

Robert E. Olson	$1,271,350

DIRECTOR COMPENSATION

The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2012 for each of our nonemployee directors.  Our employee directors are not compensated for their service as directors and, consequently, are not included in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven R. Goodbarn	$73,000	$—	$47,936	$—	$—	$—	$120,936

Gary S. Howard	$72,500	$—	$47,936	$—	$—	$—	$120,436

Tom A. Ortolf	$72,500	$—	$47,936	$—	$—	$3,902	$124,338

(1)        The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2012, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 20, 2013.

On June 30, 2012, each of the nonemployee directors was granted an option to acquire 5,000 Class A Shares at an exercise price of $28.55 per share.  Options granted under our 2001 Director Plan are 100% vested upon issuance.  Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.

Standard Nonemployee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board.

Cash Compensation. Each nonemployee director receives an annual retainer of $60,000 which is paid in equal quarterly installments on the last day of each calendar quarter; provided such person is a member of the Board on the last day of the applicable calendar quarter. Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone. Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments on the last day of each calendar quarter; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter. Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

Equity Compensation. We have adopted a nonemployee director stock option plan, which we refer to as the 2001 Director Plan. The purpose of the 2001 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified nonemployee directors. Upon election to our Board, our nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2001 Nonemployee Director Stock Option Plan (our “2001 Director Plan”). Options granted under our 2001 Director Plan are 100% vested upon issuance and have a term of five years. We also currently grant each continuing nonemployee director an option to acquire 5,000 Class A Shares every year.

Our nonemployee directors do not hold any stock awards except those granted to the nonemployee directors pursuant to our 2001 Director Plan. We have granted the following options to our nonemployee directors under such plans:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Steven R. Goodbarn	10,000	$28.67	6/30/2016	(1)
	5,000	$28.55	6/30/2017
Total Options Outstanding at December 31, 2012	15,000

Gary S. Howard	10,000	$28.67	6/30/2016	(1)
	5,000	$28.55	6/30/2017
Total Options Outstanding at December 31, 2012	15,000

Tom A. Ortolf	5,000	$12.21	6/30/2014	(1)
	5,000	$16.15	6/30/2015	(1)
	10,000	$28.67	6/30/2016	(1)
	5,000	$28.55	6/30/2017
Total Options Outstanding at December 31, 2012	25,000

(1)        On November 1, 2011, we declared a dividend of $2.00 per share on our outstanding Class A Shares and Class B Shares. The dividend was paid in cash on December 1, 2011 to shareholders of record on November 17, 2011.  In light of such dividend, our Board determined to adjust the exercise price of certain stock options issued to nonemployee directors under the plans by decreasing the exercise price by $2.00 per share; provided that the exercise price of eligible stock options will not be reduced below $1.00.  As a result of this adjustment, the exercise price of these stock options was decreased by $2.00 per share during January 2012.

EQUITY COMPENSATION PLAN INFORMATION

Employee Stock Incentive Plans

We have three employee stock incentive plans: our 1995 Stock Incentive Plan, 1999 Stock Incentive Plan and 2009 Stock Incentive Plan (the “Stock Incentive Plans”).  We adopted the Stock Incentive Plans to provide incentives to attract and retain executive officers and other key employees.  While awards remain outstanding under our 1995 Stock Incentive Plan and our 1999 Stock Incentive Plan, we no longer grant equity awards pursuant to these plans.  The Stock Incentive Plans are administered by our Compensation Committee.

Awards available under the Stock Incentive Plans include:  (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  As of December 31, 2012, 71,809,594 of our Class A Shares were available for issuance under the 2009 Stock Incentive Plan.  Our authorization to grant new awards under the 1995 Stock Incentive Plan and 1999 Stock Incentive Plan has expired.  The Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to adjust the price of awards.

As of December 31, 2012, there were outstanding options to purchase 16,399,870 Class A Shares and 1,185,080 outstanding restricted stock units under the Stock Incentive Plans.  These awards generally vest at the rate of 20% per year commencing one year from the date of grant.  The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from less than $1.00 to $40.00 per Class A Share.

On December 2, 2012, we declared a dividend of $1.00 per share on our outstanding Class A Shares and Class B Shares. The dividend was paid in cash on December 28, 2012 to shareholders of record on December 14, 2012. In light of such dividend, the Board of Directors and the Compensation Committee, which administers our Stock Incentive Plans, determined to adjust the exercise price of certain stock options issued under the plans by decreasing the exercise price by $0.77 per share; provided, that the exercise price of eligible stock options will not be reduced below $1.00. As a result of this adjustment, the exercise price of these stock options was decreased by $0.77 per share during January 2013.

As previously discussed in Compensation Discussion & Analysis, we have adopted the 2005 LTIP, the 2008 LTIP, and the 2013 LTIP under DISH Network’s Stock Incentive Plans.

In addition to the 2001 Director Plan and the Stock Incentive Plans, during 2002 we adopted and our shareholders approved our 2002 Class B Chairman Stock Option Plan, under which we have reserved 20 million Class B Shares for issuance.  The Class B Shares available for issuance under the 2002 Class B Chairman Stock Option Plan are not included in the table below.  No options have been granted to date under the 2002 Class B Chairman Stock Option Plan.

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the Class A Shares reserved for future issuance under our equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	17,584,950	$19.04	72,729,594
Equity compensation plans not approved by security holders	—	—	—
Total	17,584,950	$19.04	72,729,594

(1)         The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy for the review and approval of transactions involving DISH Network and related parties, such as directors, executive officers (and their immediate family members) and EchoStar.  In order to identify these transactions, we distribute questionnaires to our officers and directors on a quarterly basis.  Our General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors.  The Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote.  Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions.  Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.  Transactions involving EchoStar are subject to the approval of a committee of the non-interlocking directors or in certain circumstances non-interlocking management.

Related Party Transactions with EchoStar Corporation

On January 1, 2008, we completed the spin-off of EchoStar (the “Spin-off”), which was previously our subsidiary. Following the Spin-off, EchoStar has operated as a separate public company, and we have no continued ownership interest in EchoStar. However, a substantial majority of the voting power of the shares of both companies is owned beneficially by Charles W. Ergen, our Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family.

EchoStar is our primary supplier of set-top boxes and digital broadcast operations and a key supplier of transponder capacity. Generally, the amounts we pay EchoStar for products and services are based on pricing equal to EchoStar’s cost plus a fixed margin (unless noted differently below), which will vary depending on the nature of the products and services provided.

In connection with and following the Spin-off, we and EchoStar have entered into certain agreements pursuant to which we obtain certain products, services and rights from EchoStar, EchoStar obtains certain products, services and rights from us, and we and EchoStar have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with EchoStar in the future. The following is a summary of the terms of the principal agreements with EchoStar that may have an impact on our financial position and results of operations.

Application Development Agreement.  During the fourth quarter 2012, we and EchoStar entered into a set-top box application development agreement (the “Application Development Agreement”) pursuant to which EchoStar will provide us with certain services relating to the development of web-based applications for set-top boxes for a period from February 1, 2012 to February 1, 2015.  The Application Development Agreement renews automatically for successive one-year periods thereafter, unless terminated earlier by EchoStar at any time upon at least 90 days’ notice.  The fees for services provided under the Application Development Agreement are calculated at EchoStar’s cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided.  We incurred expenses payable to EchoStar of approximately $2.4 million under the Application Development Agreement during 2012.

Blockbuster Agreement.  On April 26, 2011, we completed the acquisition of substantially all of the assets of Blockbuster, Inc. (the “Blockbuster Acquisition”).  During the third quarter 2011, we entered into a letter agreement with EchoStar pursuant to which certain assets used to support Blockbuster’s website were transferred to EchoStar and EchoStar agreed to provide certain technical and infrastructure support for the Blockbuster website to us.  The fees for the services provided under the letter agreement are calculated at cost plus a fixed margin, which varies depending upon the nature of the services provided.  The letter agreement provides that it shall continue in effect until the completion of a definitive agreement between EchoStar and us setting forth the terms of the support of the Blockbuster website.  These assets were contributed to DISH Digital (as defined below), and, therefore, as of July 1, 2012, services will no longer be provided pursuant to this letter agreement.  We incurred expenses payable to EchoStar of approximately $8.4 million under this letter agreement during 2012.

Broadcast Agreement.  In connection with the Spin-off, we and EchoStar entered into a broadcast agreement pursuant to which EchoStar provided certain broadcast services to us, including teleport services such as transmission and downlinking, channel origination services, and channel management services for a period ending on January 1, 2012 (the “Prior Broadcast Agreement”).  We had the ability to terminate channel origination services and channel management services for any reason and without any liability upon at least 60 days notice to EchoStar. If we terminated teleport services for a reason other than EchoStar’s breach, we were obligated to pay EchoStar the aggregate amount of the remainder of the expected cost of providing the teleport services.  The fees for the services provided under the Prior Broadcast Agreement were calculated at cost plus a fixed margin, which varied depending on the nature of the products and services provided.

Effective January 1, 2012, we and EchoStar entered into a new broadcast agreement (the “2012 Broadcast Agreement”) pursuant to which EchoStar provides broadcast services to us, for the period from January 1, 2012 to December 31, 2016.  The material terms of the 2012 Broadcast Agreement are substantially the same as the material terms of the Prior Broadcast Agreement, except that: (i) the fees for services provided under the 2012 Broadcast Agreement are calculated at either: (a) EchoStar’s cost of providing the relevant service plus a fixed dollar fee, which is subject to certain adjustments; or (b) EchoStar’s cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided; and (ii) if we terminate the teleport services provided under the 2012 Broadcast Agreement for a reason other than EchoStar’s breach, we are generally obligated to reimburse EchoStar for any direct costs EchoStar incurs related to any such termination that it cannot reasonably mitigate.  We incurred expenses payable to EchoStar of approximately $211.7 million under the 2012 Broadcast Agreement during 2012.

Broadcast Agreement for Certain Sports Related Programming.  During May 2010, we and EchoStar entered into a broadcast agreement pursuant to which EchoStar provides certain broadcast services to us in connection with our carriage of certain sports related programming.  The term of this agreement is for ten years.  If we terminate this agreement for a reason other than EchoStar’s breach, we are generally obligated to reimburse EchoStar for any direct costs EchoStar incurs related to any such termination that it cannot reasonably mitigate.  The fees for the broadcast services provided under this agreement depend, among other things, upon the cost to develop and provide such services.  We incurred expenses payable to EchoStar of approximately $1.4 million under this broadcast agreement during 2012.

DISH Digital Holding L.L.C.  Effective July 1, 2012, we and EchoStar formed DISH Digital Holding L.L.C. (“DISH Digital”), which is owned two-thirds by DISH and one-third by EchoStar and is consolidated into our financial statements beginning July 1, 2012.  DISH Digital was formed to develop and commercialize certain advanced technologies.  We, EchoStar and DISH Digital entered into the following agreements with respect to DISH Digital:  (i) a contribution agreement pursuant to which we and EchoStar contributed certain assets in exchange for our respective ownership interests in DISH Digital; (ii) a limited liability company operating agreement, which provides for the governance of DISH Digital; and (iii) a commercial agreement pursuant to which, among other things, DISH Digital has: (a) certain rights and corresponding obligations with respect to DISH Digital’s business; and (b) the right, but not the obligation, to receive certain services from us and EchoStar, respectively (the “Commercial Agreement”).  Since a substantial majority of the voting power of the shares of both us and EchoStar is owned beneficially by Charles W. Ergen, our Chairman and EchoStar’s Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family, this is a formation of an entity under common control and a step up in basis is not allowed; therefore each party’s contributions were recorded at book value for accounting purposes.  DISH Digital incurred expenses payable to EchoStar of approximately $10.1 million under the Commercial Agreement during 2012.

DISH Remote Access Services Agreement.  Effective February 23, 2010, we entered into an agreement with EchoStar pursuant to which we receive, among other things, certain remote DVR management services.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated for any reason upon at least 120 days notice to EchoStar.  We incurred expenses payable to EchoStar of approximately $1.8 million under the remote access services agreement during 2012.

DISHOnline.com Services Agreement.  Effective January 1, 2010, we entered into a two-year agreement with EchoStar pursuant to which we receive certain services associated with an online video portal.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.   We have the option to renew this agreement for three successive one year terms, and the agreement may be terminated for any reason upon at least 120 days notice to EchoStar. In November 2012, we exercised our right to renew this agreement for a one-year period ending on December 31, 2013.  We incurred expenses payable to EchoStar of approximately $7.1 million under the DISHOnline.com services agreement during 2012.

Employee Matters Agreement.  In connection with the Spin-off, we entered into an employee matters agreement with EchoStar delineating our respective obligations to our employees. Pursuant to the agreement, EchoStar established a defined contribution plan for the benefit of its eligible employees in the United States (including its employees that transferred prior to the Spin-off).  Subject to any adjustments required by applicable law, the assets and liabilities of the DISH Network 401(k) Employee Savings Plan attributable to transferring employees, other than certain employees whose employment has terminated prior to January 1, 2008, have been transferred to and assumed by the defined contribution plan established by EchoStar.  In addition, at the time of the Spin-off, EchoStar established welfare plans for the benefit of its eligible employees and their respective eligible dependents that were substantially similar to the welfare plans currently maintained by DISH Network. No payments were made under the employee matters agreement during 2012 and no payments are expected under the employee matters agreement in 2013 except for the reimbursement of certain expenses in connection with these employee benefit plans and potential indemnification payments in accordance with the separation agreement and certain employee transfers between us and EchoStar. The employee matters agreement is non-terminable and will survive for the applicable statute of limitations.

Hughes Agreements.

Blockbuster.  During the second quarter 2011, EchoStar acquired Hughes Communications, Inc. (“Hughes”).  Blockbuster purchased certain broadband products and services from Hughes pursuant to an agreement that was entered into prior to the Blockbuster Acquisition and EchoStar’s acquisition of Hughes.  Subsequent to these transactions, Blockbuster entered into a new agreement with Hughes which extends for a period through October 31, 2014, pursuant to which Blockbuster may continue to purchase certain broadband products and services from Hughes.  Blockbuster has the option to renew the agreement for an additional one-year period.  We incurred expenses payable to EchoStar of approximately $3.2 million under this agreement during 2012.

DBSD North America.  On March 9, 2012, we completed the acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”).  Prior to our acquisition of DBSD North America and EchoStar’s completion of the Hughes acquisition, DBSD North America and Hughes Network Systems, LLC (“HNS”), a wholly-owned subsidiary of Hughes, entered into an agreement pursuant to which HNS provides, among other things, hosting, operations and maintenance services for DBSD North America’s satellite gateway and associated ground infrastructure.  This agreement was renewed for a one year period ending on February 15, 2014, and renews for three successive one-year periods unless terminated by DBSD North America upon at least 30 days notice prior to the expiration of any renewal term.  We incurred expenses payable to HNS of approximately $2 million under this agreement during 2012.

Hughes Broadband Distribution Agreement.  Effective October 1, 2012, dishNET Satellite Broadband L.L.C. (“dishNET Satellite Broadband”), our wholly-owned subsidiary, and HNS entered into a Distribution Agreement (the “Distribution

Agreement”) pursuant to which dishNET Satellite Broadband has the right, but not the obligation, to market, sell and distribute the HNS satellite Internet service (the “Service”).  dishNET Satellite Broadband pays HNS a monthly per subscriber wholesale service fee for the Service based upon the subscriber’s service level, and, beginning January 1, 2014, certain volume subscription thresholds.  The Distribution Agreement has a term of five years with automatic renewal for successive one year terms unless either party gives written notice of its intent not to renew to the other party at least 180 days before the expiration of the then-current term.  Upon expiration or termination of the Distribution Agreement, the parties will continue to provide the Service to the then-current dishNET subscribers pursuant to the terms and conditions of the Distribution Agreement.  We incurred expenses payable to HNS of approximately $21.2 million under the Distribution Agreement during 2012.

TerreStar.  On March 9, 2012, we completed the acquisition of substantially all the assets of TerreStar Networks, Inc. (“TerreStar”).  Prior to our acquisition of substantially all the assets of TerreStar and EchoStar’s completion of the Hughes acquisition, TerreStar and HNS entered into various agreements pursuant to which HNS provides, among other things, hosting, operations and maintenance services for TerreStar’s satellite gateway and associated ground infrastructure.  These agreements generally may be terminated by us at any time for convenience.  We incurred expenses payable to HNS of approximately $5.0 million under these agreements during 2012.

Intellectual Property Matters Agreement.  In connection with the Spin-off, we entered into an intellectual property matters agreement with EchoStar. The intellectual property matters agreement governs our relationship with EchoStar with respect to patents, trademarks and other intellectual property.  The term of the intellectual property matters agreement will continue in perpetuity.  Pursuant to the intellectual property matters agreement we irrevocably assigned to EchoStar all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of EchoStar’s set-top box business.  In addition, the agreement permits EchoStar to use, in the operation of its set-top box business, certain other intellectual property currently owned or licensed by us and our subsidiaries. EchoStar granted to us and our subsidiaries a non-exclusive, non-transferable, worldwide license to use the name “EchoStar” and a portion of the assigned intellectual property as trade names and trademarks for a limited period of time in connection with the continued operation of our consumer business. The purpose of such license is to eliminate confusion on the part of customers and others during the period following the Spin-off.  After the transitional period, we may not use the “EchoStar” name as a trademark, except in certain limited circumstances.  Similarly, the intellectual property matters agreement provides that EchoStar will not make any use of the name or trademark “DISH Network” or any other trademark owned by us, except in certain circumstances.  There were no payments under the intellectual property matters agreement during 2012.  There are no payments expected under the intellectual property matters agreement in 2013.

International Programming Rights Agreement.  During the year ended December 31, 2012, we made no purchases and for the years ended December 31, 2011 and 2010 we made no purchases and purchased $2 million, respectively, of certain international rights for sporting events from EchoStar, of which EchoStar retained only a certain portion.

Management Services Agreement.  We have a management services agreement with EchoStar pursuant to which certain of our officers have been made available to provide services (which are primarily accounting services) to EchoStar.  Specifically, Paul W. Orban remains employed by us, but also served as EchoStar’s Senior Vice President and Controller through April 2012.  EchoStar makes payments to us based upon an allocable portion of the personnel costs and expenses incurred by us with respect to such officers (taking into account wages and fringe benefits).  These allocations are based upon the estimated percentages of time to be spent by our executive officers performing services for EchoStar under the management services agreement.  EchoStar also reimburses us for direct out-of-pocket costs incurred by us for management services provided to EchoStar.  We and EchoStar evaluate all charges for reasonableness at least annually and make any adjustments to these charges as we and EchoStar mutually agree upon. We earned revenues of less than $0.1 million from EchoStar under the management services agreement during 2012.

The management services agreement automatically renewed on January 1, 2013 for an additional one-year period until January 1, 2014 and renews automatically for successive one-year periods thereafter, unless terminated earlier: (i) by EchoStar at any time upon at least 30 days notice; (ii) by us at the end of any renewal term, upon at least 180 days notice; or (iii) by us upon notice to EchoStar, following certain changes in control.

Move Networks Services Agreement.  In the fourth quarter 2011, EchoStar granted us the right to use Move Network’s software and video publishing systems, which facilitate the streaming, downloading and distribution of audio and video content to set-top boxes via the Internet.  The fees for the services provided under this agreement are based upon a fixed fee which varies based upon the number of set-top boxes in a given month that access Move Network’s software.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated for any reason upon at least 180 days notice to EchoStar.  Move Network’s software was contributed to DISH Digital, and, therefore, as of July 1, 2012, services will no longer be provided pursuant to this agreement.  We incurred expenses payable to EchoStar of approximately $0.2 million under this agreement during 2012.

NDS.  In March 2012, we, EchoStar and NagraStar (as defined below), on the one hand, entered into a settlement agreement with NDS Group PLC and NDS Americas, Inc. (collectively, “NDS”), on the other hand.  The settlement resolved all pending litigation between us, EchoStar and NagraStar, on the one hand, and NDS, on the other hand, including litigation relating to certain conditional access systems provided by NagraStar.  We and EchoStar each incurred expenses of approximately $5 million under the settlement agreement with NDS during 2012.

Patent Cross-License Agreements.  During December 2011, we and EchoStar entered into separate patent cross-license agreements with the same third party whereby: (i) EchoStar and such third party licensed their respective patents to each other subject to certain conditions; and (ii) we and such third party licensed our respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”).  Each Cross-License Agreement covers patents acquired by the respective party prior to January 1, 2017 and aggregate payments under both Cross-License Agreements total less than $10 million. Each Cross-License Agreement also contains an option to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 1, 2022.  If both options are exercised, the aggregate additional payments to such third party would total less than $3 million.  However, we and EchoStar may elect to extend our respective Cross-License Agreement independent of each other.  Since the aggregate payments under both Cross-License Agreements were based on the combined annual revenues of us and EchoStar, we and EchoStar agreed to allocate our respective payments to such third party based on our respective percentage of combined total revenue.

Product Support Agreement.  In connection with the Spin-off, we entered into a product support agreement pursuant to which we have the right, but not the obligation, to receive product support from EchoStar (including certain engineering and technical support services) for all set-top boxes and related accessories that EchoStar has previously sold and in the future may sell to us.  The fees for the services provided under the product support agreement are calculated at cost plus a fixed margin, which varies depending on the nature of the services provided.  The term of the product support agreement is the economic life of such receivers and related accessories, unless terminated earlier.  We may terminate the product support agreement for any reason upon at least 60 days notice.  In the event of an early termination of this agreement, we are entitled to a refund of any unearned fees paid to EchoStar for the services.  We incurred expenses payable to EchoStar of approximately $34.9 million under the product support agreement during 2012.

Professional Services Agreement.  Prior to 2010, in connection with the Spin-off, we entered into various agreements with EchoStar including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by a Professional Services Agreement.  During 2009, we and EchoStar agreed that EchoStar shall continue to have the right, but not the obligation, to receive the following services from us, among others, certain of which were previously provided under the Transition Services Agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, we and EchoStar agreed that we shall continue to have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for us (previously provided under the Satellite Procurement Agreement) and receive logistics, procurement and quality assurance services from EchoStar (previously provided under the Services Agreement) and other support services.  The Professional Services Agreement automatically renewed on January 1, 2013 for an additional one-year period until January 1, 2014 and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days notice.  However, either party may terminate the Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days notice.   We earned revenues of approximately $4.1 million from EchoStar under the professional services agreement during 2012.  We incurred expenses payable to EchoStar of approximately $6.4 million under the professional services agreement during 2012.

Radio Access Network Agreement.  On November 29, 2012, we entered into an agreement with HNS pursuant to which HNS will construct for us a ground-based satellite radio access network (“RAN”) for a fixed fee.  The completion of the RAN under this agreement is expected to occur on or before November 29, 2014.  This agreement generally may be terminated by us at any time for convenience.  We incurred expenses payable to HNS of approximately $2.5 million under this agreement during 2012.

Real Estate Lease Agreements.  We have entered into lease agreements pursuant to which we lease certain real estate from EchoStar.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and EchoStar is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  We incurred expenses payable to EchoStar of approximately $13 million under these real estate lease agreements during 2012.   The term of each of the leases is set forth below:

•                  Inverness Lease Agreement.  The lease for certain space at 90 Inverness Circle East in Englewood, Colorado is for a period ending on December 31, 2016.  This agreement can be terminated by either party upon six months prior notice.

•                  Meridian Lease Agreement.  The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado is for a period ending on December 31, 2016.

•                  Santa Fe Lease Agreement.  The lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado is for a period ending on December 31, 2016 with a renewal option for one additional year.

•                  EchoStar Data Networks Sublease Agreement.  The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia is for a period ending on October 31, 2016.

•                  Gilbert Lease Agreement.  The lease for certain space at 801 N. DISH Dr. in Gilbert, Arizona is a month-to-month lease and can be terminated by either party upon 30 days prior notice.

•                  Cheyenne Lease Agreement.  The lease for certain space at 530 EchoStar Drive in Cheyenne, Wyoming is for a period ending on December 31, 2031.

Additionally, since the Spin-off, we have entered into lease agreements pursuant to which we lease certain real estate to EchoStar.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic areas, and EchoStar is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  We earned revenues of approximately $0.6 million from EchoStar under these real estate leases during 2012.  The term of each of the leases is set forth below:

•                  Varick Sublease Agreement.  During 2008, we subleased certain space at 185 Varick Street, New York, New York to EchoStar for a period of approximately seven years.

•                  El Paso Lease Agreement.   During 2012, we leased certain space at 1285 Joe Battle Blvd. El Paso, Texas to EchoStar for a period ending on August 1, 2015, which also provides EchoStar with renewal options for four consecutive three-year terms.

Receiver Agreement.  In connection with the Spin-off, we and EchoStar entered into a receiver agreement pursuant to which we had the right, but not the obligation, to purchase digital set-top boxes and related accessories, and other equipment from EchoStar for a period ending on January 1, 2012 (the “Prior Receiver Agreement”).  The Prior Receiver Agreement allowed us to purchase digital set-top boxes, related accessories and other equipment from EchoStar at cost plus a fixed percentage margin, which varied depending on the nature of the equipment purchased.  Additionally, EchoStar provided us with standard manufacturer warranties for the goods sold under the Prior Receiver Agreement.  We were able to terminate the Prior Receiver Agreement for any reason upon at least 60 days notice to EchoStar.  EchoStar was able to terminate the Prior Receiver Agreement if certain entities were to acquire us.  The Prior Receiver Agreement also included an indemnification provision, whereby the parties indemnified each other for certain intellectual property matters.

Effective January 1, 2012, we and EchoStar entered into a new agreement (the “2012 Receiver Agreement”) pursuant to which we have the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from EchoStar for the period from January 1, 2012 to December 31, 2014.  We have an option, but not the obligation, to extend the 2012 Receiver Agreement for one additional year upon 180 days notice prior to the end of the term.  The material terms of the 2012 Receiver Agreement are substantially the same as the material terms of the Prior Receiver Agreement, except that the 2012 Receiver Agreement allows us to purchase digital set-top boxes, related  accessories and other equipment from EchoStar either: (i) at a cost (decreasing as EchoStar reduces costs and increasing as costs increase)

plus a dollar mark-up which will depend upon the cost of the product subject to a collar on EchoStar’s mark-up; or (ii) at cost plus a fixed margin, which will depend on the nature of the equipment purchased.  Under the 2012 Receiver Agreement EchoStar’s margins will be increased if they are able to reduce the costs of their digital set-top boxes and their margins will be reduced if these costs increase.  We incurred expenses payable to EchoStar of approximately $1.0 billion under the 2012 Receiver Agreement during 2012.

Remanufactured Receiver Agreement.  We entered into a remanufactured receiver agreement with EchoStar pursuant to which EchoStar has the right, but not the obligation, to purchase remanufactured receivers and accessories from us at cost plus a fixed margin, which varies depending on the nature of the equipment purchased.  In November 2012, we and EchoStar extended this agreement until December 31, 2013.  EchoStar may terminate the remanufactured receiver agreement for any reason upon at least 60 days written notice to us.  We may also terminate this agreement if certain entities acquire us.  We earned revenues of approximately $3.5 million as a result of EchoStar’s purchases of remanufactured receivers and accessories from us in 2012.

RUS Implementation Agreement.  In September 2010, DISH Broadband L.L.C. (“DISH Broadband”), our wholly-owned subsidiary, was selected by the Rural Utilities Service (“RUS”) of the United States Department of Agriculture to receive up to approximately $14 million in broadband stimulus grant funds (the “Grant Funds”).  Effective November 2011, DISH Broadband and Hughes entered into a RUS Implementation Agreement (the “RUS Agreement”) pursuant to which Hughes provides certain portions of the equipment and broadband service used to implement our RUS program.  The initial term of the RUS Agreement shall continue until the earlier of: (i) September 24, 2013; or (ii) the date that the Grant Funds have been exhausted.  In addition, DISH Broadband may terminate the RUS Agreement for convenience upon 45 days’ prior written notice to Hughes.  We incurred expenses payable to Hughes of approximately $2.1 million under the RUS Agreement during 2012.

Satellite Capacity Agreements

Satellite Capacity Leased from EchoStar.  Since the Spin-off, we have entered into certain satellite capacity agreements pursuant to which we lease certain satellite capacity on certain satellites owned or leased by EchoStar.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the length of the lease.  We incurred expenses payable to EchoStar of approximately $116.3 million under satellite capacity agreements during 2012.  The term of each lease is set forth below:

EchoStar VI, VIII and XII.  We lease certain satellite capacity from EchoStar on EchoStar VI, VIII and XII.  The leases generally terminate upon the earlier of:  (i) the end-of-life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponders on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service and the exercise of certain renewal options.  We generally have the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised. Beginning in the first quarter 2013, we no longer lease capacity from EchoStar on the EchoStar VI and EchoStar VIII satellites.

EchoStar IX.  We lease certain satellite capacity from EchoStar on EchoStar IX.  Subject to availability, we generally have the right to continue to lease satellite capacity from EchoStar on EchoStar IX on a month-to-month basis.

EchoStar XVI.  During December 2009, we entered into a transponder service agreement with EchoStar to lease all of the capacity on EchoStar XVI, a DBS satellite, after its service commencement date.  EchoStar XVI was launched during November 2012 to replace EchoStar XV at the 61.5 degree orbital location and is currently in service.  Under the original transponder service agreement, the initial term generally expired upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite failed; (iii) the date the transponder(s) on which service was being provided under the agreement failed; or (iv) ten years following the actual service commencement date.  Prior to expiration of the initial term, we also had the option to renew on a year-to-year basis through the end-of-life of the satellite.  Effective December 21, 2012, we and EchoStar amended the transponder service agreement to, among other things, change the initial term to generally expire upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) four years following the actual service commencement date.  Prior to expiration of the initial term, we have the option to renew for an additional six-year period.  Prior to expiration of the initial term, EchoStar also has the right, upon certain conditions, to renew for an additional six-year period.  If either we or EchoStar exercise our respective six-year renewal options, then we have the option to renew for an additional five-year period prior to expiration of the then-current term.  There can be no assurance that any options to renew this agreement will be exercised.

EchoStar XV.  EchoStar XV is owned by us and is operated at the 61.5 degree orbital location.  The FCC has granted EchoStar a temporary authorization to operate the satellite at the 61.5 degree orbital location.  For so long as EchoStar XV remains in service at the 61.5 degree orbital location, we are obligated to pay EchoStar a fee, which varies depending on the number of frequencies being used by EchoStar XV.

Nimiq 5 Agreement.  During 2009, EchoStar entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”).  During 2009, EchoStar also entered into a satellite service agreement (the “DISH Nimiq 5 Agreement”) with us, pursuant to which we currently receive service from EchoStar on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  We have also guaranteed certain obligations of EchoStar under the Telesat Transponder Agreement.

Under the terms of the DISH Nimiq 5 Agreement, we make certain monthly payments to EchoStar that commenced in September 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Nimiq 5 Agreement, the service term will expire ten years following the date it was placed into service.  Upon expiration of the initial term we have the option to renew the DISH Nimiq 5 Agreement on a year-to-year basis through the end-of-life of the Nimiq 5 satellite.  Upon in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.  There can be no assurance that any options to renew the DISH Nimiq 5 Agreement will be exercised or that we will exercise our option to receive service on a replacement satellite.  We incurred expenses payable to EchoStar of approximately $78.9 million under the DISH Nimiq 5 Agreement during 2012.

QuetzSat-1 Lease Agreement.  During 2008, EchoStar entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”), which provides, among other things, for the provision by SES to EchoStar of service on 32 DBS transponders on the QuetzSat-1 satellite at the 77 degree orbital location.  During 2008, EchoStar also entered into a transponder service agreement (“QuetzSat-1 Transponder Agreement”) with us pursuant to which we receive service from EchoStar on 24 of the DBS transponders.  QuetzSat-1 was launched on September 29, 2011 and was placed into service during the fourth quarter 2011 at the 67.1 degree orbital location while we and EchoStar explored alternative uses for the QuetzSat-1 satellite.  In the interim, EchoStar provided us with alternate capacity at the 77 degree orbital location.  During the third quarter 2012, we and EchoStar entered into an agreement pursuant to which we sublease back to EchoStar five of the 24 DBS transponders on the QuetzSat-1 satellite.  During January 2013, QuetzSat-1 was moved to the 77 degree orbital location and commenced commercial operations in February 2013.

Unless earlier terminated under the terms and conditions of the QuetzSat-1 Transponder Agreement, the initial service term will expire in November 2021.  Upon expiration of the initial term, we have the option to renew the QuetzSat-1 Transponder Agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite.  Upon an in-orbit failure or end-of-life of the QuetzSat-1 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.  There can be no assurance that any options to renew the QuetzSat-1 Transponder Agreement will be exercised or that we will exercise our option to receive service on a replacement satellite.

Satellite Capacity Leased to EchoStar.  Since the Spin-off, we have entered into certain satellite capacity agreements pursuant to which EchoStar leases certain satellite capacity on certain satellites owned by us.  We earned revenue of approximately $8.5 million from EchoStar under these satellite capacity agreements during 2012.  The term of each lease is set forth below:

EchoStar I.  During 2009, we entered into a satellite capacity agreement pursuant to which EchoStar leases certain satellite capacity from us on EchoStar I.  The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the length of the lease.  We and EchoStar mutually agreed to terminate this satellite capacity agreement effective as of July 1, 2012.

D1.  Effective November 1, 2012, we entered into a satellite capacity agreement pursuant to which HNS leases certain satellite capacity from us on D1.  This lease generally terminates upon the earlier of:  (i) the end-of-life of the satellite; (ii) the date the satellite fails; (iii) the date the spectrum capacity on which service is being provided under the agreement fails; or (iv) December 31, 2013.

SlingService Services Agreement.  Effective February 23, 2010, we entered into an agreement with EchoStar pursuant to which we receive certain services related to place-shifting.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated for any reason upon at least 120 days notice to EchoStar.   We incurred expenses payable to EchoStar of approximately $2.4 million under the SlingService services agreement during 2012.

Tax Sharing Agreement.  In connection with the Spin-off, we entered into a tax sharing agreement with EchoStar which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off.  Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by us, and we will indemnify EchoStar for such taxes.  However, we are not liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code of 1986, as amended (the “Code”) because of: (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets; (ii) any action that EchoStar takes or fails to take; or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions.  In such case, EchoStar is solely liable for, and will indemnify us for, any resulting taxes, as well as any losses, claims and expenses.  The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.  No payments were made under the tax sharing agreement during 2012.

TiVo.  On April 29, 2011, we and EchoStar entered into a settlement agreement with TiVo, Inc. (“TiVo”).  The settlement resolved all pending litigation between us and EchoStar, on the one hand, and TiVo, on the other hand, including litigation relating to alleged patent infringement involving certain DISH digital video recorders, or DVRs.

Under the settlement agreement, all pending litigation was dismissed with prejudice and all injunctions that permanently restrain, enjoin or compel any action by us or EchoStar were dissolved.  We and EchoStar are jointly responsible for making payments to TiVo in the aggregate amount of $500 million, including an initial payment of $300 million and the remaining $200 million in six equal annual installments between 2012 and 2017.  Pursuant to the terms and conditions of the agreements entered into in connection with the Spin-off of EchoStar from us, we made the initial payment to TiVo in May 2011, except for the contribution from EchoStar totaling approximately $10 million, representing an allocation of liability relating to EchoStar’s sales of DVR-enabled receivers to an international customer.  Future payments will be allocated between us and EchoStar based on historical sales of certain licensed products, with us being responsible for 95% of each annual payment.

We and EchoStar, on the one hand, and TiVo, on the other hand, have also agreed on mutual releases of certain related claims and agreed not to challenge each other’s DVR technology-related patents that are licensed under the settlement agreement.

Because both we and EchoStar were defendants in the TiVo lawsuit, we and EchoStar were jointly and severally liable to TiVo for any final damages and sanctions that could have been awarded by the District Court.  As previously disclosed, we determined that we were obligated under the agreements entered into in connection with the Spin-off to indemnify EchoStar for substantially all liability arising from this lawsuit.  EchoStar contributed an amount equal to its $5 million intellectual property liability limit under the receiver agreement.  We and EchoStar further agreed that EchoStar’s $5 million contribution would not exhaust EchoStar’s liability to us for other intellectual property claims that may arise under the receiver agreement.  We and EchoStar also agreed that we would each be entitled to joint ownership of, and a cross-license to use, any intellectual property developed in connection with any potential new alternative technology.  Any amounts that

EchoStar is responsible for under the settlement agreement with TiVo are in addition to the $5 million contribution previously made by EchoStar.

TT&C Agreement.  In connection with the Spin-off, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we received TT&C services from EchoStar for a period ending on January 1, 2012 (the “Prior TT&C Agreement”).  The fees for services provided under the Prior TT&C Agreement were calculated at cost plus a fixed margin.  We were able to terminate the Prior TT&C Agreement for any reason upon 60 days notice.   Effective January 1, 2012, we entered into a new TT&C agreement pursuant to which we receive TT&C services from EchoStar for a period ending on December 31, 2016 (the “2012 TT&C Agreement”).  The material terms of the 2012 TT&C Agreement are substantially the same as the material terms of the Prior TT&C Agreement, except that the fees for services provided under the 2012 TT&C Agreement are calculated at either: (i) a fixed fee; or (ii) cost plus a fixed margin, which vary depending on the nature of the services provided.  We incurred expenses payable to EchoStar of approximately $3.9 million under the 2012 TT&C Agreement during 2012.

Voom Settlement Agreement.  On October 21, 2012, we entered into a confidential settlement agreement and release (the “Voom Settlement Agreement”) with Voom HD Holdings LLC (“Voom”) and CSC Holdings, LLC (“Cablevision”), and for certain limited purposes, MSG Holdings, L.P., The Madison Square Garden Company and EchoStar.  The Voom Settlement Agreement resolved the litigation between the parties relating to the Voom programming services.  EchoStar was a party to the Voom Settlement Agreement solely for the purposes of executing a mutual release of claims with Voom, Cablevision, MSG Holdings, L.P. and The Madison Square Garden Company relating to the Voom programming services.

XIP Encryption Agreement.  During the third quarter 2012, we entered into an encryption agreement with EchoStar for our XiP line of set-top boxes (the “XiP Encryption Agreement”) pursuant to which EchoStar provides certain security measures on our XiP line of set-top boxes for a period until December 31, 2014.  Under the XiP Encryption Agreement, we have the option, but not the obligation, to extend the XiP Encryption Agreement for one additional year upon 180 days notice prior to the end of the term.  We and EchoStar each have the right to terminate the XiP Encryption Agreement for any reason upon at least 30 days notice and 180 days notice, respectively.  The fees for the services provided under the XIP Agreement are calculated on a monthly basis based on the number of receivers utilizing such security measures each month.  No payments were made under the XiP Encryption Agreement during 2012.

Other Agreements.  In November 2009, Mr. Roger Lynch became employed by both us and EchoStar as Executive Vice President.  Mr. Lynch is responsible for the development and implementation of advanced technologies that are of potential utility and importance to both us and EchoStar.  Mr. Lynch’s compensation consists of cash and equity compensation and is borne by both EchoStar and us.

Related Party Transactions with NagraStar L.L.C. (“NagraStar”)

NagraStar is a joint venture between EchoStar and Nagra USA, Inc. that is our provider of encryption and related security systems intended to assure that only authorized customers have access to our programming.  During the year ended December 31, 2012, we purchased from NagraStar security access and other fees at an aggregate cost to us of $72.5 million.  As of December 31, 2012, amounts payable to NagraStar totaled $21.9 million.

Certain Related Party Transactions with Certain Members of Our Board of Directors

Mrs. Ergen.  During 2012, we employed Mrs. Ergen as a Senior Advisor to the Corporation and paid her approximately $100,000.  During 2013, we expect to continue to employ Mrs. Ergen and certain of the Ergen children. While the amount paid during 2013 will depend on the time and services that will be provided, we expect to pay Mrs. Ergen approximately $100,000 and certain Ergen children approximately $25,000 in the aggregate during 2013.

Mr. Moskowitz.  During 2012, we employed Mr. Moskowitz as a Senior Advisor to the Corporation and paid him salary and bonus totaling $250,000.  During 2013, we expect to continue to employ Mr. Moskowitz. While the amount paid during 2013 will depend on the time and services that will be provided, we expect to pay Mr. Moskowitz approximately $100,000 during 2013.

Mr. Christopher Ergen/Yottabytes Ventures LLC.  During the second quarter 2012, we entered into an agreement pursuant to which we had the right to make certain investments in Yottabytes Ventures LLC (“YBV”), a company that develops mobile web-based video applications.  As of December 31, 2012, we had invested $500,000 in YBV, which resulted in us owning approximately 71.4% of YBV.  We have the right, but not the obligation, to invest an additional $300,000 in YBV, which if exercised would bring our aggregate ownership interest in YBV to 80%.  As part of our investment, we also have the right to appoint two out of the three members of the YBV board of directors.

Mr. Christopher Ergen, Mr. and Mrs. Ergen’s son, is an owner in YBV.  As of December 31, 2012, Mr. Christopher Ergen had approximately a 7.14% ownership interest in YBV, which interest is subject to a repurchase option by YBV at a price of $0.001 per common share.  Fifty percent (50%) of his interest is released from the repurchase option after each of the first and second anniversary of our initial investment in YBV.  As of December 31, 2012, all of the common shares which Mr. Christopher Ergen owns in YBV remain subject to the repurchase option.   Mr. Christopher Ergen also acts as an advisor for YBV for which he receives $2,500 per month for his services.  During 2012, he was paid approximately $13,000 by YBV.  In addition, Mr. Christopher Ergen has a warrant to purchase additional common shares from YBV, the exercise of which is subject to certain conditions and expires in July 2017 or sooner if he is no longer an advisor for YBV or otherwise employed or engaged as a consultant by YBV.  If Mr. Christopher Ergen fully exercises his warrant, he would have approximately a 17.5% ownership interest in YBV on a fully diluted basis assuming we have exercised our right to invest an additional $300,000 in YBV.  As of December 31, 2012, none of the common shares under the warrant were exercisable.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Appointment of Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm for 2013.  KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2012, and the Board has proposed that our shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.  Please see Proposal No. 2 below.

The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of DISH Network.

Fees Paid to KPMG LLP for 2012 and 2011

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees billed for other services rendered by KPMG LLP during those periods.

	For the Years Ended December 31,
	2012	2011
Audit Fees (1)	$2,225,000	$2,490,000
Audit-Related Fees (2)	329,117	555,269
Total Audit and Audit-Related Fees	2,554,117	3,045,269
Tax Fees (3)	1,752,765	867,299
All Other Fees	—	—
Total Fees	$4,306,882	$3,912,568

(1)  Consists of fees paid by us for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting.  The fees for 2011 have been adjusted to account for payments owed for 2011 that were not billed until 2012.

(2)  Consists of fees for audit of financial statements of certain employee benefit plans and fees for other services that are normally provided by the accountant in connection with registration statement filings, issuance of consents and professional consultations with respect to accounting issues.

(3)  Consists of fees for tax consultation and tax compliance services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•                  Request for approval of services at a meeting of the Audit Committee; or

•                  Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  100% of the fees paid by us to KPMG LLP for services rendered in 2012 and 2011 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist DISH Network’s Board of Directors in its oversight of DISH Network’s financial reporting process, as is more fully described in its charter. DISH Network’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  DISH Network’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of DISH Network, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by DISH Network’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America.  We have also relied on representations of DISH Network’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with DISH Network’s management and independent registered public accounting firm do not assure that DISH Network’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of DISH Network’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that DISH Network’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with DISH Network’s management its audited financial statements for the fiscal year ended December 31, 2012. We also discussed these audited financial statements with DISH Network’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” as currently in effect.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB.   Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and DISH Network that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to DISH Network’s Board of Directors that its audited financial statements for fiscal 2012 be included in DISH Network’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The DISH Network Audit Committee

Tom A. Ortolf (Chairman)

Steven R. Goodbarn

Gary S. Howard

The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public registered accounting firm at any time if it determines that such a change would be in the best interests of DISH Network.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

Charles W. Ergen, our Chairman, currently possesses approximately 88.0% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” above. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 2.  Accordingly, approval of Proposal No. 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 (Item No. 2 on the enclosed proxy card).

PROPOSAL NO. 3 — AMENDMENT AND RESTATEMENT EMPLOYEE STOCK PURCHASE PLAN

We have had an Employee Stock Purchase Plan since 1997.  On February 11, 2013, the Board adopted an amendment and restatement of the Employee Stock Purchase Plan which is subject to approval by our shareholders at our 2013 Annual Meeting of Shareholders.

The proposed amendment and restatement of the Employee Stock Purchase Plan would effect the following change:

•                  Increase the number of Class A Shares that may be purchased under the Employee Stock Purchase Plan from 1,800,000 to 2,800,000. As of December 31, 2012, 1,560,506 Class A Shares had been issued pursuant to the Employee Stock Purchase Plan. The Board of Directors believes that the Employee Stock Purchase Plan continues to be an important tool to attract and retain employees, and to align employee and shareholder interests

The Employee Stock Purchase Plan is attached as Appendix A to this Proxy Statement. The principal provisions of the Employee Stock Purchase Plan are summarized below. This summary and the features of the Employee Stock Purchase Plan set forth above, do not purport to be complete and are qualified in their entirety by reference to the provisions of the Employee Stock Purchase Plan.

Purchase of Shares

Subject to adjustment by the Board of Directors, the purchase price of each Class A Share purchased by employees under the Employee Stock Purchase Plan will be 85% of the closing price of the Class A Shares on the last business day of each calendar quarter in which such Class A Shares are deemed sold to an employee under the Employee Stock Purchase Plan. In the event that such day is not a date on which trading occurred on the NASDAQ Stock Market, then the day for calculation of the purchase price shall be the nearest prior business day on which trading occurred on the NASDAQ Stock Market. The Class A Shares will be issued from the shares authorized for issuance under the Employee Stock Purchase Plan or treasury stock, and the Corporation will pay all transaction costs.

Administration and Eligibility

Since 1997, the Employee Stock Purchase Plan is administered by a Committee appointed by our Board of Directors, by an individual appointed by our Board of Directors, or by the Board of Directors itself (the “ESPP Committee”). The ESPP Committee has the authority to interpret and construe all provisions of the Employee Stock Purchase Plan. All employees who have been employed by the Corporation for at least one calendar quarter are eligible to participate in the Employee Stock Purchase Plan, except for employees whose customary employment is twenty hours or fewer per week. As of March 1, 2013, approximately 18,000 of our employees were eligible to participate in the Employee Stock Purchase Plan.

Participation Terms

An eligible employee may elect to participate in the Employee Stock Purchase Plan by completing and submitting an authorization for payroll deduction form. No interest shall be paid on payroll deductions under the Employee Stock Purchase Plan and no withdrawal is permitted from the Employee Stock Purchase Plan prior to the end of a calendar quarter. An employee cannot have deducted an amount which would: (i) result in the employee owning, after the purchase of Class A Shares in any calendar quarter under the Employee Stock Purchase Plan, five percent or more of the total combined voting power of all outstanding capital stock of the Corporation; or (ii) permit such employee to purchase capital stock of the Corporation under all stock purchase plans of the Corporation at a rate which would exceed $25,000 in fair market value of capital stock in any one year.

At the end of each calendar quarter, each employee shall be deemed to have purchased the number of Class A Shares equal to the total amount of such employee’s payroll deductions during such calendar quarter, divided by the per share purchase price. Employees may purchase Class A Shares only through payroll deductions under the Employee Stock Purchase Plan.

Amendment and Termination

The Board of Directors may amend the Employee Stock Purchase Plan at any time. However, no amendments shall be made without the prior approval of the shareholders of the Corporation if such amendment would: (i) increase the number of Class A Shares available under the Employee Stock Purchase Plan; or (ii) change the classification of employees eligible to participate in the Employee Stock Purchase Plan.

The Employee Stock Purchase Plan shall terminate upon the first to occur of: (i) all of the Class A Shares reserved for issuance under the Plan have been issued; or (ii) the date on which the Employee Stock Purchase Plan is terminated by the Board of Directors.

Federal Income Tax Consequences

The Employee Stock Purchase Plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended. An employee does not have to pay any federal income tax upon joining the Employee Stock Purchase Plan or upon receiving Class A Shares from the Employee Stock Purchase Plan. The employee is, however, required to pay federal income tax on the difference, if any, between the price at which he or she sells Class A Shares received under the Employee Stock Purchase Plan and the price he or she paid for them.

Plan Benefits

Because benefits under the Employee Stock Purchase Plan depend on employees’ elections to participate in the Employee Stock Purchase Plan and the fair market value of the Class A Shares at various future dates, it is not possible to determine future benefits that will be received by executive officers and other employees under the Employee Stock Purchase Plan.

Other Information

Charles W. Ergen, our Chairman, currently possesses approximately 88.0% of the total voting power. Please see “Security Ownership of Certain Beneficial Owners and Management” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal No. 3. Accordingly, approval of Proposal No. 3 is assured notwithstanding a contrary vote by any and all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 3 (Item No. 3 on the enclosed proxy card)

WHERE TO GET ADDITIONAL INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.dish.com.

COST OF PROXY STATEMENT

We will bear the cost of the solicitation of proxies on behalf of the Board.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

SHAREHOLDER COMMUNICATIONS

General.  We provide an informal process for shareholders to send communications to our Board and its members.  Shareholders who wish to contact the Board or any of its members may do so by writing to DISH Network Corporation, Attn:  Board of Directors, 9601 S. Meridian Blvd., Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to R. Stanton Dodge, Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for 2014 Annual Meeting.  Shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at our 2014 Annual Meeting of Shareholders must submit the proposal or director nomination to us no later than November 22, 2013.  In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2014 Annual Meeting of Shareholders, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to R. Stanton Dodge, Executive Vice President, General Counsel and Secretary, at DISH Network Corporation, 9601 S. Meridian Blvd., Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2013 Annual Meeting of Shareholders.  Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than January 2, 2014 and no later than February 3, 2014.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

OTHER BUSINESS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

By Order of the Board of Directors

R. STANTON DODGE
Executive Vice President, General Counsel and Secretary

Appendix A

AMENDED AND RESTATED
DISH NETWORK CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

1.   PURPOSE.  The DISH Network Corporation Employee Stock Purchase Plan (the “Plan”) is established to provide eligible employees of DISH Network Corporation, a Nevada corporation, and any successor corporation thereto (collectively, “DISH”), and any current or future parent corporation or subsidiary corporations of DISH which the Board of Directors of DISH (the “Board”) determines should be included in the Plan (collectively referred to as the “Company”), with an opportunity to acquire a proprietary interest in the Company by the purchase of common stock of DISH (NASDAQ trading symbol “DISH”).  DISH and any parent or subsidiary corporation designated by the Board as a corporation included in the Plan shall be individually referred to herein as a “Participating Company.”  The Board shall have the sole and absolute discretion to determine from time to time what parent corporations and/or subsidiary corporations shall be Participating Companies.  For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company intends that the Plan shall qualify as an “employee stock purchase plan” under section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.  Any term not expressly defined in the Plan but defined for purposes of section 423 of the Code shall have the same definition herein.

2.   ADMINISTRATION.  The Plan shall be administered by the Board and/or by a duly appointed committee or representative of the Board having such powers as shall be specified by the Board.  Any subsequent references to the Board shall also mean the committee or representative if a committee or representative has been appointed.  All questions of interpretation of the Plan shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan.  Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of the Plan; provided, however, that all Participants shall have the same rights and privileges within the meaning of section 423(b)(5) of the Code.  All expenses incurred in connection with administration of the Plan shall be paid by the Company.

3.   SHARE RESERVE.  The maximum number of shares which may be issued under the Plan shall be 2,800,000 shares of DISH’s authorized but unissued Class A Common Stock or Class A Common Stock which are treasury shares (the “Shares”).

4.   ELIGIBILITY.  Any full-time employee of a Participating Company is eligible to participate in the Plan after completion of one entire calendar quarter of employment, except employees who own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase, stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company within the meaning of section 423(b)(3) of the Code.  A full time employee is defined as one who is regularly scheduled to work more than 20 hours per week. Notwithstanding anything herein to the contrary, any individual performing services for a Participating Company solely through a leasing agency or employment agency shall not be deemed an “employee” of such Participating Company.  In certain circumstances, eligibility may be restricted pursuant to a withdrawal under Section 10(d) of the Plan.

Any employee who transfers from EchoStar Corporation, a Nevada corporation, any successor corporation thereto, or any current or future parent corporation or subsidiary corporations of EchoStar Corporation or its subsidiaries (collectively, “SATS”) to the Company shall be given credit for purposes of Plan eligibility for all prior service at SATS; provided that employees of future SATS subsidiaries that are acquired shall be given credit for purposes of Plan eligibility for prior service at SATS only if at the time of such employee’s transfer to the Company such employee is eligible to participate in SATS’s Employee Stock Participation Plan.

5.   OFFERING DATES.

(a)  OFFERING PERIODS.  Except as otherwise set forth below, the Plan shall initially be implemented by offerings (individually, an “Offering”) of two (2) years duration (an “Offering Period”).  The first Offering will commence on October 1, 1997 and subsequent Offerings would commence every two years thereafter until the Plan terminates, unless earlier modified in the Board’s discretion.  The first day of an Offering Period shall be the “Offering Date” for such Offering Period.  In the event the Offering Date would fall on a holiday or weekend, the Offering Date shall instead be the first business day after such day.  Notwithstanding the foregoing, the Board may establish a different term for one or more Offerings and/or different commencing and/or ending dates for such Offerings. Eligible employees may not participate in more than one Offering at a time.

(b)  PURCHASE PERIODS.  Each Offering Period shall initially consist of eight (8)  purchase periods of three (3) months duration (individually, a “Purchase Period”).  The last day of the Purchase Period shall be the “Purchase Date” for such Purchase Period.  A Purchase Period commencing on January 1 shall end on March 31.  A Purchase Period commencing on April 1 shall end on June 30.  A Purchase Period commencing on July 1 shall end on September 30.  A Purchase Period commencing on October 1 shall end on December 31.  In the event the Purchase Date would fall on a holiday or weekend, the Purchase Date shall instead be the last business day prior to such day.  Notwithstanding the foregoing, the Board may establish a different term for one or more Purchase Periods and/or different commencing dates and/or Purchase Dates for such Purchase Periods. An employee who becomes eligible to participate in an Offering after the initial Purchase Period has commenced shall not be eligible to participate in such Purchase Period but may participate in any subsequent Purchase Period during that Offering Period provided such employee is still eligible to participate in the Plan as of the commencement of any such subsequent Purchase Period.

(c)  GOVERNMENTAL APPROVAL; STOCKHOLDER APPROVAL.  Notwithstanding any other provision of the Plan to the contrary, all transactions pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of the Shares (including compliance with the Securities Act of 1933 and any applicable state securities laws), and (ii) obtaining stockholder approval of the Plan.  Notwithstanding the foregoing, stockholder approval shall not be necessary in order to commence the Plan’s initial Offering Period; provided, however, that the purchase of Shares at the end of such Offering Period shall be subject to obtaining stockholder approval of the Plan.

6.   PARTICIPATION IN THE PLAN.

(a)  INITIAL PARTICIPATION.  An eligible employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Company’s payroll office (at Company headquarters) not later than the close of business for such payroll office on the last business day before such Offering Date (the “Subscription Date”) a subscription agreement indicating the employee’s election to participate in the Plan and authorizing payroll deductions.  An eligible employee who does not deliver a subscription agreement to the Company’s payroll office on or before the Subscription Date shall not participate in the Plan for the initial Purchase Period or for any subsequent Purchase Period unless such employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the last business day before the commencement of a subsequent Purchase Period or Offering Date.  DISH may, from time to time, change the Subscription Date as deemed advisable by DISH in its sole discretion for proper administration of the Plan.

(b)  CONTINUED PARTICIPATION.  A Participant shall automatically participate in the Purchase Period commencing immediately after the first Purchase Date of the initial Offering Period in which the Participant participates, and all subsequent Purchase Periods within that Offering, until such time as such Participant (i) ceases to be eligible as provided in paragraph 4, (ii) withdraws from the Offering or Plan pursuant to paragraphs 10(a) or 10(b) or (iii) terminates employment as provided in paragraph 11.  Similarly, except as provided in the preceding sentence, a Participant shall automatically participate in the Offering Period commencing immediately after the last Purchase Date of the prior Offering Period in which the Participant participates, and all subsequent Offering Periods pursuant to this Plan.  However, a Participant may deliver a subscription agreement with respect to a subsequent Purchase or Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective subscription agreement.

7.   PURCHASE PRICE.  The purchase price at which Shares may be acquired in a given Purchase Period pursuant to the Plan (the “Offering Exercise Price”) shall be set by the Board; provided, however, that the per share Offering Exercise Price shall not be less than eighty-five percent (85%) of the lesser of (a) the per share fair market value of the Shares on the Offering Date of the Offering Period of which the Purchase Period is a part, or (b) the per share fair market value of the Shares on the Purchase Date for such Purchase Period.  Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Offering Exercise Price for each Purchase Period in that Offering Period shall be eighty-five percent (85%) of the fair market value of the Shares on the given Purchase Date.  The fair market value of the

Shares on the applicable dates shall be the closing price quoted on the National Association of Securities Dealers Automated Quotation System for the Purchase Date (or the average of the closing bid and asked prices), or as reported on such other stock exchange or market system if the Shares are traded on such other exchange or system instead, or as determined by the Board if the Shares are not so reported.

8.   PAYMENT OF PURCHASE PRICE.  Shares which are acquired pursuant to the Plan may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period.  For purposes of the Plan, a Participant’s “Compensation” with respect to an Offering (a) shall include all wages, salaries, commissions and bonuses after deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code, and (b) shall not include occasional awards such as DISH Launch Bonus awards, stock option exercise compensation or other or any other payments not specifically referenced in (a).  Except as set forth below, the deduction amount to be withheld from a Participant’s Compensation during each pay period shall be determined by the Participant’s subscription agreement, and the amount of such payroll deductions shall be given the lowest priority so that all other required and voluntary payroll deductions from a Participant’s Compensation are withheld prior to subscription agreement amounts.

(a)  LIMITATIONS ON PAYROLL WITHHOLDING.  The amount of payroll withholding with respect to the Plan for any Participant during any Offering Period shall be elected by the Participant and shall be stated as a dollar amount.  Amounts withheld shall be reduced by any amounts contributed by the Participant and applied to the purchase of Company stock pursuant to any other employee stock purchase plan qualifying under section 423 of the Code.

(b)  PAYROLL WITHHOLDING.  Payroll deductions shall commence on the first pay date beginning after the Offering Date, as designated by DISH, and shall continue to the last pay date before the end of the Offering Period, as designated by DISH, unless sooner altered or terminated as provided in the Plan.

(c)  PARTICIPANT ACCOUNTS.  Individual accounts shall be maintained for each Participant.  All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company.  All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

(d)  NO INTEREST PAID.  Interest shall not be paid on sums withheld from a Participant’s Compensation.

(e)  PURCHASE OF SHARES.  On each Purchase Date of an Offering Period, each Participant whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire the number of Shares arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Purchase Period by the Offering Exercise Price. No shares shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before such Purchase Date.  If the Broker is unable to administer purchases of fractional shares, only whole shares shall be purchased, and any remaining cash in the Participant’s Account shall be carried over to the next Purchase Period, if the participant is continuing to participate in the next Purchase Period.

(f)  REMAINING CASH BALANCE.  Any cash balance remaining in the Participant’s account after a Purchase Date shall be carried over to the next Purchase Period if the Participant is continuing to participate in the next Purchase Period.  Any cash balance remaining upon a Participant’s termination of participation in the Plan or termination of the Plan itself shall be refunded as soon as practicable after such event.

(g)  TAX WITHHOLDING.  At the time the Shares are purchased, in whole or in part, or at the time some or all of the Shares are disposed of, the Participant shall make adequate provision for the foreign, federal and state tax withholding obligations of the Company, if any, which arise upon the purchase of Shares and/or upon disposition of Shares, respectively.  The Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to meet such withholding obligations.

(h)  COMPANY ESTABLISHED PROCEDURES.  The Board may, from time to time, establish (i) a minimum required withholding amount for participation in an Offering, (ii) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) payroll withholding in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of subscription agreements, and/or (v) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion which are consistent with the Plan and in accordance with the requirements of Section 423 of the Code.  Notice of new or amended procedures pursuant to this section shall be communicated to all eligible participants in a manner reasonably determined by the Board to reach all participants in a cost efficient manner.

9.  LIMITATIONS ON PURCHASE OF SHARES: RIGHTS AS A STOCKHOLDER.

(a)  FAIR MARKET VALUE LIMITATION.  Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase Shares under the Plan (or any other employee stock purchase plan which is intended to meet the requirements of section 423 of the Code sponsored by DISH or a parent or subsidiary corporation of DISH) in an amount which exceeds $25,000 in fair market value, which fair market value is determined for Shares purchased during a given Offering Period as of the Offering Date for such Offering Period (or such other limit as may be imposed by the Code), for any calendar year in which Participant participates in the Plan (or any other employee stock purchase plan described in this sentence).

(b)  PRO RATA ALLOCATION.  In the event the number of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.  Any cash balance remaining after such allocation shall be refunded to Participants as soon as practicable.

(c)  RIGHTS AS A STOCKHOLDER AND EMPLOYEE.  A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of issuance of stock for the Shares being purchased pursuant to the Plan.  Moreover, Shares shall not be issued and a Participant shall not be permitted to purchase shares unless and until such Shares have been registered under the Securities Act of 1933 on an effective S-8 registration and any applicable registration requirements under the National Association of Securities Dealers rules are satisfied.  No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the date such stock is issued.  Nothing herein shall confer upon a Participant any right to continue in the employ of the Company or interfere in any way with any right of the Company to terminate the Participant’s employment at any time.

(d)  USE OF A CAPTIVE STOCK BROKER.  In order to reduce paperwork and properly track and report Participant’s acquisition and disposition of Shares purchased pursuant to the Plan, the Company may, in its discretion, designate one or more stock brokers as a “captive” broker (“Broker”) for receiving Participants’ shares and maintaining individual accounts for each Participant. The initial Broker shall be Charles Schwab and Co., Inc.  The Company and the Broker may establish such account procedures and restrictions as are necessary to carry out their respective functions and properly administer the Plan (see, for example, Section 19).

(e)  RIGHT TO ISSUANCE OF SHARE CERTIFICATE.  Initially, Participants will not receive share certificates from DISH representing the Shares purchased pursuant to the Plan. Instead, the Company shall issue one share certificate to the Broker for all Shares purchased on a Purchase Date, followed by electronic allocation by the Broker among all Participants according to their respective contributions.  A Participant may obtain a share certificate for his or her actual share amount only from the Broker according to such Broker’s procedures.  This limitation may be modified by the Board in its discretion at any time.

10.  WITHDRAWAL.

(a)  WITHDRAWAL FROM AN OFFERING.  A Participant may not withdraw from an Offering and stop payroll deductions during a Purchase Period.  Any notice of withdrawal submitted by a Participant (on a form provided by the Company for such purpose) to DISH’s payroll office after the commencement of a Purchase Period but prior to a Purchase Date shall only be effective for the next subsequent Purchase Period.  No cash refunds of payroll deduction amounts from a Participant’s account shall be made prior to the next scheduled Purchase Date.

After the next scheduled Purchase Date, refund of any excess dollar amount(s) in Participant’s account will be made in accordance with Section 8(f) of this Plan.

Withdrawals made after a Purchase Date for a Purchase Period shall not affect Shares acquired by the Participant on such Purchase Date.  A Participant who withdraws from an Offering for one or more Purchase Periods may not resume participation in the Plan during the same Purchase Period, but may participate in any subsequent Offering, or in any subsequent Purchase Period within the same Offering, by again satisfying the requirements of paragraphs 4 and 6(a) above.

(b)  WITHDRAWAL FROM THE PLAN.  A Participant may voluntarily withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Company for such purpose and delivering such notice to the Company’s payroll office.  The effect of withdrawal from the Plan shall be in accordance with Section 10(a) above.

(c)  RETURN OF PAYROLL DEDUCTIONS.  Upon withdrawal from an Offering or the Plan pursuant to paragraphs 10(a) or 10(b), respectively, the withdrawn Participant’s accumulated payroll deductions will first be applied toward the purchase of Shares at the Purchase Date and any balance remaining shall be returned as soon as practicable after the withdrawal, in accordance with Section 8(f) of this Plan. The Participant’s interest in the Offering and/or the Plan, as applicable, shall terminate.

(d)  PARTICIPATION FOLLOWING WITHDRAWAL.  An employee who is also an officer or director of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and who is deemed to “cease participation” in the Plan within the meaning of Rule 16b-3 promulgated under the Exchange Act and amended from time to time or any successor rule or regulation (“Rule 16b-3”) as a consequence of his or her withdrawal from an Offering pursuant to paragraph 10(a) above or withdrawal from the Plan pursuant to paragraph 10(b) above shall not again participate in the Plan for at least six months after the date of such withdrawal.

(e)  MODIFICATION OF WITHDRAWAL RIGHTS.  The Company may, from time to time, establish a procedure pursuant to which a participant may elect (i) to withdraw from the Offering or the Plan during a Purchase or Offering Period pursuant to this paragraph 10, and (ii) to increase, decrease, or cease payroll deductions from his or her compensation for such Offering during the time such election is in effect.  If established, any such election shall be made in writing on a form provided by the Company for such purpose and must be delivered to the Company within a reasonable period of time prior to the effective date thereof..

11.  TERMINATION OF EMPLOYMENT.  Termination of a Participant’s employment with the Company for any reason, including retirement, disability or death or the failure of a Participant to remain an employee eligible to participate in the Plan, shall terminate the Participant’s participation in the Plan immediately.  In such event, the payroll deductions credited to the Participant’s account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate.  Interest shall not be paid on sums returned to a Participant pursuant to this paragraph 11. DISH may establish a date which is a reasonable number of days prior to the Purchase Date as a cutoff for return of a Participant’s payroll deductions in the form of cash.

After the cutoff date, Shares will be purchased for the terminated employee in accordance with paragraph 10(c), above.  A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of paragraphs 4 and 6(a) above.

12.    TRANSFER OF CONTROL.  A “Transfer of Control” shall be deemed to have occurred in the event any of the following occurs with respect to DISH:

(a)  a merger or consolidation in which DISH is not the surviving corporation;

(b)  a reverse triangular merger or consolidation in which DISH is the surviving corporation where the stockholders of DISH before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of DISH; or

(c)  the sale, exchange, or transfer of all or substantially all of DISH’s assets (other than a sale, exchange, or transfer to one (1) or more corporations where the stockholders of DISH before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

In the event of a Transfer of Control, the Board, in its sole discretion, may arrange with the surviving, continuing, successor, or purchasing corporation, as the case may be, that such corporation assume the Company’s rights and obligations under the Plan.  All Purchase Rights shall terminate effective as of the date of the Transfer of Control to the extent that the Purchase Right is neither exercised as of the date of the Transfer of Control nor assumed by the surviving, continuing, successor, or purchasing corporation, as the case may be.

13.  CAPITAL CHANGES.  In the event that the Board determines that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the Offering Exercise Price, (b) the number of shares subject to purchase by Participants, and (c) the Plan’s share reserve amount.

14.  NON-TRANSFERABILITY.  Prior to a Purchase Date, a Participant’s rights under the Plan may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.  Subsequent to a Purchase Date, a Participant shall be allowed to sell or otherwise dispose of the Shares in any manner that he or she deems fit.  However, the Company, in its absolute discretion, may impose such restrictions on the transferability of Shares purchased by a Participant pursuant to the Plan as it deems appropriate and any such restriction may be placed on the certificates evidencing such Shares (see also Sections 9(d) and 19).

15.  REPORTS.  Each Participant shall receive, within a reasonable period after the Purchase Date, a report of such Participant’s account setting forth the total payroll deductions accumulated, the number of Shares purchased, the fair market value of such Shares, the date of purchase and the remaining cash balance to be refunded or retained in the Participant’s account pursuant to paragraph 8(f) above, if any.  Each Participant who acquires shares pursuant to the Plan shall be provided information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

16.  PLAN TERM.  This Plan shall continue until terminated by the Board or until all of the Shares reserved for issuance under the Plan have been issued, whichever shall first occur.

17.  RESTRICTION ON ISSUANCE OF SHARES.  The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities.  A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations.  In addition, no Purchase Right may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act.  As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

18.  LEGENDS.  The Company may at any time place legends or other identifying symbols referencing any applicable federal and/or state securities restrictions or any provision(s) convenient in the administration of the Plan on some or all of the certificates representing shares of stock issued under the Plan.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this paragraph.  Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to any legend required to be placed thereon by the Colorado Secretary of State.

19.  NOTIFICATION OF SALE OF SHARES.  The Company may require the Participant to give the Company prompt notice of any disposition of Shares acquired under the Plan within two years from the date of commencement of an

Offering Period or one year from the Purchase Date.  The Company may direct that the certificates evidencing Shares acquired by the Participant refer to such requirement to give prompt notice of disposition.  Additionally, the Company and the Broker may impose such restrictions or procedures related to transfer of shares acquired under the Plan as are necessary for the Company to obtain sufficient notice of disposition, in order to comply with governmental requirements related to Form W-2 reporting, payroll tax withholding, employment tax liability and corporate income taxes.

20.  AMENDMENT OR TERMINATION OF THE PLAN.  The Board may at any time amend or terminate the Plan, except that such amendment or termination shall not affect Shares purchased under the Plan, (except as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to section 423 of the Code or to obtain qualification or registration of the Shares under applicable federal or state securities laws).  In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Board as Participating Companies.

Furthermore, the approval of the Company’s stockholders shall be sought for any amendment to the Plan for which the Board deems stockholder approval necessary in order to comply with Rule 16b-3 promulgated under Section 16 of the Exchange Act.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000167018_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Joseph P. Clayton 02 James DeFranco 03 Cantey M. Ergen 04 Charles W. Ergen 05 Steven R. Goodbarn 06 Gary S. Howard 07 David K. Moskowitz 08 Tom A. Ortolf 09 Carl E. Vogel DISH NETWORK CORPORATION 9601 S. MERIDIAN BLVD. ENGLEWOOD,CO 80112 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. 3 To amend and restate our Employee Stock Purchase Plan. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.

0000167018_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . DISH NETWORK CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles W. Ergen and R. Stanton Dodge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of DISH Network Corporation held of record by the undersigned on March 7, 2013, at the Annual Meeting of Shareholders to be held on May 2, 2013, or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE NINE DIRECTORS SET FORTH ABOVE, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2013, AND (3) FOR THE AMENDMENT AND RESTATEMENT OF OUR EMPLOYEE STOCK PURCHASE PLAN. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE SIDE. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side